As filed with the Securities and Exchange Commission on September 26, 2007

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lantis Laser Inc.
(Name of small business issuer in its charter)

Nevada	3843	65-0813656
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification No.)

11 Stonebridge Court
Denville, New Jersey 07834
(Address and telephone number of principal executive offices)

11 Stonebridge Court
Denville, New Jersey 07834
(Address of principal place of business or intended principal place of business)

Mr. Stanley B. Baron
President and Chief Executive Officer
11 Stonebridge Court
Denville, New Jersey 07834
(203) 300-7622
(Name, address and telephone number of agent for service)

Copies to:
Ernest M. Stern, Esq.
Seyfarth Shaw LLP
815 Connecticut Avenue, N.W., Suite 500
Washington, D.C. 20006-4004
(202) 463-2400
Facsimile: (202) 828-5393

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum offering price	Amount of registration fee
Common stock	20,800,000	$0.24	$4,992,000	$153.25
Common stock (2)	19,498,264	$0.24	$4,679,583	$143.66
Common stock (3)	1,605,625	$0.24	$385,350	$11.83
Common stock (4)	3,250,000	$0.24	$780,000	$23.95
Common stock (5)	6,737,648	$0.25	$1,684,412	$51.71
Common stock (6)	178,750	$0.24	$42,900	$1.32
Common stock (7)	2,947,583	$0.25	$736,896	$22.62
TOTAL	55,017,870		$13,301,141	$408.35

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant’s common stock on the Over the Counter - Other as of September 24, 2007 was $0.24. Prices are based on the higher of the exercise or conversion price or the offering price of the common stock herein solely for purposes of computing the amount of the registration fee in accordance with Rule 457(g).

(2) Represents shares issuable upon conversion of senior convertible notes. In accordance with the terms of the senior convertible notes, the number of shares included herein was determined assuming: (i) conversion of the entire $2,526,500 principal amount under the senior convertible notes plus accrued interest at the annual rate of 5% until maturity, or three years from the date of issuance, and (ii) a conversion price of $0.15.

(3) Represents shares underlying warrants to purchase common stock exercisable at $0.15 per share and expiring on September 28, 2011.

(4) Represents shares underlying warrants to purchase common stock exercisable at $0.15 per share and expiring on September 28, 2011.

(5) Represents shares underlying warrants to purchase common stock exercisable at $0.25 per share and expiring on May 17, 2012.

(6) Represents shares underlying warrants to purchase common stock exercisable at $0.15 per share and expiring on September 28, 2011.

(7) Represents shares underlying warrants to purchase common stock exercisable at $0.25 per share and expiring on May 17, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 26, 2007
Prospectus

Lantis Laser Inc.

55,017,870 shares of common stock

The selling stockholders named beginning on page 25 of this prospectus are offering 55,017,870 shares of common stock held by them or issuable upon conversion of certain convertible notes or exercise of certain common stock purchase warrants held by them. The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices.

All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. We will not receive any proceeds from this offering.

Our shares are currently traded in the Pink Sheets. We have no plans to seek to have our shares listed on any market or stock exchange or quoted on the OTC Bulletin Board.

These securities are speculative and involve a high degree of risk.

You should carefully read and consider the section of this prospectus titled “Risk Factors” beginning on page 4 before buying any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus is ________.

- i -

SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors, our business description and our financial statements. Unless otherwise stated in this prospectus, references to “we,” “us,” “our company,” “the company” or “Lantis Laser” refer to Lantis Laser Inc. The term “selling stockholders” means certain holders of our convertible notes convertible into shares of our common stock that we are registering for resale in this prospectus.

Our Business

We were formed to commercialize the application of novel technologies in the dental industry. As our first product, we are developing and plan to market our “OCT Dental Imaging System.” The OCT Dental Imaging System is based on a diagnostic imaging technology referred to as optical coherence tomography, or OCT. We have the exclusive rights to OCT in the dental field under license agreements with Lawrence Livermore National Laboratories and LightLab Imaging, Inc., a leader in the application of OCT in the biomedical field.

Our company was incorporated in Nevada in February 1998 under the name Beekman Enterprises, Inc. In November 2004, we acquired Lantis Laser, Inc., a New Jersey corporation formed in January 1998 (“Lantis New Jersey”), and succeeded to its business as our sole line of business. In connection with the merger, we changed our name to “Lantis Laser Inc.”

Our executive offices are located at 11 Stonebridge Court, Denville, New Jersey 07834. Our website address is http://www.lantislaser.com. Except for information specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website does not constitute part of this prospectus.

The Offering

Issuer:	Lantis Laser Inc.
Selling stockholders:
The selling stockholders consist of certain existing stockholders who acquired common stock in connection with the founding of Lantis New Jersey or as payment for services, as well as stockholders who purchased common stock and warrants from us in September 2006 and who purchased convertible notes and warrants from us from April through May 2007 in private placement transactions completed pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

Shares offered by the selling stockholders:	The selling stockholders are offering all of the 55,017,870 shares of common stock offered by this prospectus.
Offering price:	The selling stockholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices.
Terms of the offering:
The selling stockholders will determine when and how they will sell the common stock offered by this prospectus. We will cover the expenses associated with the offering, which we estimate to be approximately $23,000. See “Plan of Distribution.”

Use of proceeds:	We will not receive any proceeds from this offering. We will incur all costs associated with the filing of this registration statement with the SEC in connection with this offering.
Outstanding shares of common stock:
There were 92,580,013 shares of our common stock issued and outstanding at September 25, 2007. All of the common stock to be sold under this prospectus will be sold by existing stockholders. If the selling stockholders convert their notes and exercise their warrants, the underlying shares of which are offered to be sold under this prospectus, there will be 126,797,883 shares of our common stock issued and outstanding.

“Lantis Laser”, “OCT Dental Imaging System”, our logo and other trademarks of Lantis Laser mentioned in this prospectus are the property of Lantis Laser. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

Summary Financial Data

The following table summarizes the relevant financial data for our business and should be read together with our financial statements, which are included in this prospectus.

Statement of Operations Data:

	Fiscal Year Ended December 31, (audited)		Six Months Ended June 30, (unaudited)
	2006	2005	2007	2006
Total Revenues	$-	$-	$-	$-
Operating Expenses:
Research and development	50,000	250,000	175,908	-
General and Administrative	604,107	93,301	553,721	47,586
Total Operating Expenses	655,919	345,113	740,535	48,492
Loss from Operations	(655,919)	(345,113)	(740,535)	(48,492)
Other Income (Expense)	(115,433)	(2,284)	(183,422)	(1,544)
Net Loss	$(771,352)	$(347,397)	$(923,957)	$(50,036)

Balance Sheet Data:

	December 31,		June 30,
	2006 (audited)	2005 (audited)	2007 (unaudited)
Total Assets	$452,545	$6,018	$2,554,495
Total Liabilities	628,094	754,024	2,717,648
Working capital (deficit)	(279,173)	(753,442)	813,009
Stockholders’ equity (deficit)	(175,549)	(748,006)	(163,153)

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or future operating results could be materially harmed. In that case, the price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Operating Results and Business

The likelihood of successfully implementing our business plan cannot be predicted from our limited operating history.

We have incurred losses since inception, and our accumulated deficit is approximately $1 million. We have not generated any revenue from the sale of our products to date. Therefore, there is limited historical basis on which to determine whether we will be successful in implementing our business plan. We expect that our annual operating losses will increase over the next few years as we expand our research, development and commercialization efforts. To become profitable, we must successfully develop and obtain regulatory approval for imaging systems and effectively manufacture, market and sell the products we develop. Accordingly, we may never generate significant revenues, and even if we do generate significant revenues, we may never achieve profitability.

The loss of our executive officers and certain other key personnel could hurt our business.

We are dependent on Stanley Baron, our Chairman, President & CEO, and Craig Gimbel, DDS, our Executive Vice-President, as well as other key personnel. The loss or unavailability of the services of any one of these individuals would result in the loss of a significant portion of our business. Unlike larger companies, we rely heavily on a small number of officers to conduct a large portion of our business. The loss or unavailability of their services, along with the loss of their numerous contacts and relationships in the industry, would have a material adverse effect on our business prospects and/or potential earning capacity.

Risks Related to Our Industry

The market for our products is new and evolving and a viable market may never develop or may take longer to develop than we anticipate.

Our products represent what we believe is a novel entry in an emerging market, and we do not know the extent to which our targeted customers will want to purchase them. The development of a viable market for our products may be impacted by many factors which are out of our control, including customer reluctance to try new products and the existence and emergence of products and services marketed by better-known competitors.

If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products, and we may be unable to achieve profitability.

If dentists and patients do not accept our products, we may be unable to generate significant revenue, if any.

Our systems may not gain market acceptance among dentists, health care payors, patients and the dental community. Dentists may elect not to purchase our products for a variety of reasons including:

•	timing of market introduction of competitive technologies;

•	lack of cost-effectiveness;

•	lack of availability of reimbursement from managed care plans and other third-party payors;

•	convenience and ease of administration;

•	other potential advantages of alternative treatment methods; and

•	ineffective marketing and distribution support.

If our products fail to achieve market acceptance, we would not be able to generate sufficient revenue to fund our business plan.

Failure to meet customers’ expectations or deliver expected performance of our products could result in losses and negative publicity, which will harm our business.

If our products fail to perform in the manner expected by our customers, then our revenues may be delayed or lost due to adverse customer reaction or negative publicity about us and our products, which could adversely affect our ability to attract or retain customers. Furthermore, disappointed customers may initiate claims for substantial damages against us, regardless of our responsibility for such failure.

We operate in a competitive market which could constrain our future growth and profitability.

We operate in a competitive environment, competing for customers with biomedical device companies with varying degrees of specialization in dental devices. Many of our competitors offer complimentary products and/or services that we do not offer. Moreover, some of our competitors are much larger than we are, have proven products and may have the marketing and sales capabilities to commercialize competing products more effectively than we can.

If we cannot build and maintain strong brand loyalty our business may suffer.

We believe that the importance of brand recognition will increase as more companies produce competing products. Development and awareness of our brands will depend largely on our ability to advertise and market successfully. If we are unsuccessful, our brands may not be able to gain widespread acceptance among consumers. Our failure to develop our brands sufficiently would have a material adverse effect on our business, results of operations and financial condition.

We may not be able to hire and retain qualified technical personnel.

Competition for qualified personnel in the biomedical device industry is intense, and we may not be successful in attracting and retaining such personnel. Failure to attract qualified personnel could harm the proposed growth of our business.

Product liability claims against us could be costly and could harm our reputation.

The sale of dental and medical devices involves the inherent risk of product liability claims against us. We cannot be certain that we will be able to successfully defend any claims against us, nor can we be certain that our insurance will cover all liabilities resulting from such claims. In addition, there is no assurance that we will be able to obtain such insurance in the future on terms acceptable to us, or at all. Any product liability claims brought against us could harm our reputation and cause our business to suffer.

We license patent rights from third-party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.

We are party to a number of licenses that give us rights to third-party intellectual property that is necessary or useful for our business. We may enter into additional licenses to third-party intellectual property in the future. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce patent protection for their intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications to which we are licensed. Even if patents issue in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. In addition, our licensors may terminate their agreements with us in the event we breach the applicable license agreement and fail to cure the breach within a specified period of time.

Risks Related to Our Dependence on Third Parties

If a collaborative partner terminates or fails to perform its obligations under agreements with us, the development and commercialization of our products could be delayed or terminated.

We are wholly dependent on Optiphase, Inc. to manufacture our products. If Optiphase or another, future collaborative partner does not devote sufficient time and resources to collaboration arrangements with us, we may not realize the potential commercial benefits of the arrangement, and our results of operations may be adversely affected. In addition, if any existing or future collaboration partner were to breach or terminate its arrangements with us, the development and commercialization of our systems could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue development and commercialization.

If third-party payors do not provide adequate reimbursements for the use of our systems that are approved for marketing, our systems might not be purchased or used, and our revenues and profits will not develop or increase.

Our revenues and profits will depend significantly upon the availability of adequate reimbursement for the use of our imaging systems from governmental and other third-party payors. Reimbursement by a third party may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost effective; and

•	neither experimental nor investigational.

Moreover, reimbursement rates may be based on payments allowed for lower-cost products that are already reimbursed, and/or may be incorporated into existing payments for other products or services producing lower than anticipated revenues.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our systems, we may not generate product revenue.

We have no commercial products, and currently have no established network for the sales and marketing. In order to successfully commercialize our products, we must build our sales and marketing capabilities or make arrangements with third parties to perform these services. We believe our systems can be commercialized by specialty sales forces that market to the dental community. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.

Risks Related to Our Common Stock

Currently, there is a limited active trading market for our common stock, which may adversely impact your ability to sell your shares and the price you receive.

Although our common stock is quoted in the Pink Sheets under the symbol “LLSR” since December 12, 2006, there is a limited active trading market for our common stock and such a market may not develop or be sustained. We have no plans to seek to have our shares listed on any market or stock exchange or quoted on the OTC Bulletin Board.

If an active market for our common stock does not develop, then you may not be able to resell the shares of our common stock that you have purchased, and you may lose all of your investment. If we establish an active market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operating results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely effect the market price of our common stock.

Furthermore, for companies whose securities are quoted in the Pink Sheets, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock is deemed to be penny stock with a limited trading market.

Our common stock is currently quoted in the Pink Sheets, which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Furthermore, our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or another national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our common stock. Because our common stock is subject to the penny stock rules, you will find it more difficult to dispose of the shares of our common stock that you have purchased.

We may need to raise additional capital in the future, but that capital may not be available.

We believe that the proceeds of our September 2006 and May 2007 private placements will be sufficient to support our Phase 2 and Phase 3 development plan. However, we may need additional funding to begin marketing our systems. Such additional financing may not be available when we need it or may not be available on terms that are favorable to us. If we are unable to obtain adequate financing on a timely basis, we could be required to delay, or terminate our product development program.

We cannot assure you that we will be successful or that our operations will generate sufficient revenues, if any, to meet the expenses of our operations. Additionally, the nature of our business activities may require the availability of additional funds in the future due to more rapid growth than is forecast, and thus, we may need additional capital or credit lines to continue that rate of business growth. We may encounter difficulty in obtaining these funds and/or credit lines. Moreover, even if additional financing or credit lines were to become available, it is possible that the cost of such funds or credit would be high and possibly prohibitive.

If we were to decide to obtain such additional funds by equity financing in one or more private or public offerings, current stockholders would experience a corresponding decrease in their percentage ownership.

Our management controls a substantial percentage of our stock and therefore has the ability to exercise substantial control over our affairs.

As of the date of this prospectus, our directors and executive officers beneficially owned 60,648,000 shares, or approximately 66%, of our outstanding common stock in the aggregate. Because of the large percentage of stock held by our directors and executive officers, these persons could influence the outcome of any matter submitted to a vote of our stockholders. This concentration of ownership may have the effect of:

•	delaying, deferring or preventing a change in control of our company;

•	entrenching our management and/or board;

•	impeding a merger, consolidation, takeover or other business combination involving our company; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

Prior to this offering we have not been required to comply with SEC reporting requirements, and future public reporting obligations may put significant demands on our financial, operational and management resources.

Prior to this offering, we have been voluntarily filing our financial reports prepared according to GAAP with the Pink Sheets, and we will continue to file such financial reports until the registration statement we have filed with the SEC in connection with this offering is deemed effective. If our registration statement is deemed effective by the SEC, as a fully reporting company we would then become subject to the public reporting requirements of the Exchange Act and will be required to implement an internal control structure and procedures for financial reporting, including those contemplated by Section 404 of the Sarbanes-Oxley Act, designed to enable us to produce consolidated financial statements and related disclosure within the time periods and in the form required under the Exchange Act. To comply with these requirements, we expect that we may need to hire additional accounting and finance staff and implement new financial systems and procedures.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), although the safe harbor under the PSLRA does not apply to companies such as Lantis Laser that issue penny stock. These statements relate to anticipated future events, future results of operations or future financial performance. These forward-looking statements include, but are not limited to, statements relating to our ability to raise sufficient capital to finance our planned operations, market acceptance of our technology and product offerings, our ability to attract and retain key personnel, our ability to protect our intellectual property, and estimates of our cash expenditures for the next 12 to 36 months. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution.” However, we will not have to repay convertible notes to the extent they are converted into shares of common stock. In addition, we will incur all costs associated with this registration statement and prospectus.

OUR BUSINESS

We were formed to commercialize the application of novel technologies in the dental industry. As our first product, we are developing and plan to market our “OCT Dental Imaging System.” The OCT Dental Imaging System is based on a diagnostic imaging technology referred to as optical coherence tomography, or OCT. We have the exclusive rights to OCT in the dental field under license agreements with Lawrence Livermore National Laboratories (“Livermore”) and LightLab Imaging, Inc. (“LightLab”), a leader in the application of OCT in the biomedical field.

Corporate History

Our company was incorporated in Nevada in February 1998 under the name Beekman Enterprises, Inc. In November 2004, we acquired Lantis Laser, Inc., a New Jersey corporation formed in January 1998 (“Lantis New Jersey”), and succeeded to its business as our sole line of business. In connection with the merger, we changed our name to “Lantis Laser Inc.”

Market Opportunity

Lantis’ OCT System dramatically enhances the diagnostic capability of dentists to detect early stage disease in oral tissue. It enables the early detection of demineralization in teeth, the first stage of tooth decay; secondary decay around and under restorations; the examination of the integrity of restorations; and, for the first time, enables the capture of images of soft tissue (gums) in the mouth in real time. There are strong indications from dentists, and in the literature, that this early diagnostic modality, coupled with its quantitative and qualitative documentation capability, is desperately needed. Treatment modalities for early stage dental disease are ahead of current early stage detection and documentation capabilities.

Management has proven experience in the dental field and believes that its OCT Dental Imaging System will have a significant and positive impact on the practice of dentistry.

Dentists form the largest medical sub-group, with 140,000 practicing in 100,000 offices in 380,000 treatment rooms or chairs, in the United States alone. Europe, Japan and other first world countries have an estimated 100,000 offices. Based on the assumption that each office would purchase one OCT System, management estimates the world market at 200,000 OCT Systems. The immediate market potential for the OCT System is the installed digital x-ray/camera base of an estimated 50,000 OCT Systems, representing approximately 25% of the dental offices in the US, Europe and Japan. Management estimates new installations of digital x-ray/camera to be 12,500 per year worldwide. Management further estimates that OCT System sales will be 60% as an add-on to the installed base, and 40% as part of new digital x-ray installations.

New products based on novel technologies are typically first purchased by early adopters. This group is considered to comprise approximately 5% of the dental universe. Lantis is confident that a large part of early adopters will purchase the OCT System. Based on the size of the United States and European markets, respectively, this could represent sales of approximately 10,000 units, or a cumulative worldwide market penetration of approximately 5% within four years of the OCT System’s introduction to the market.

About OCT Technology

OCT is a new intraoral, laser-light based diagnostic imaging technology with an axial resolution of up to 10 times that of conventional x-ray. OCT was invented in the early 1990’s at the Massachusetts Institute of Technology (“MIT”) and has been commercialized by Carl Zeiss Meditec for ophthalmology. LightLab, which holds the master patents from MIT, are developing OCT for cardiovascular imaging and cancer detection.

In dentistry, it is the first modality capable of imaging both “hard” tissue (teeth) and “soft” tissue (gums). As a light-based imaging modality, it is completely safe for the patient, as it does not emit any radiation. The high-resolution images of dental structures are captured by the person examining a patient’s mouth (“chairside”), using a hand-held scanner and are displayed on a monitor in real time.

OCT enhanced diagnostic capability has significant benefits for the practice of dentistry:

•	Early detection of demineralization of enamel, tooth decay, secondary decay, integrity of restorations, and periodontal disease.

•
Early detection of disease will enable non-invasive or minimally invasive treatment, a stated objective of dentistry, to be deployed using an expanding array of techniques to arrest and even reverse demineralization and early decay.

•	Less invasive early stage treatment is less traumatic, less painful and potentially less costly for patients and results in a higher standard of care.

•	More loyal patients result in more regular visits and increase the opportunity for other services, such as tooth bleaching and cosmetic procedures, to be delivered.

•
OCT images can be used chairside to visually demonstrate to patients the need for a particular procedure. Intraoral cameras are extensively used to show the patient a surface view of a particular problem and OCT can reinforce the diagnosis with a view into the tissue.࿠

•
The OCT System provides an image that can be used for insurance reimbursements when claims are made for treatment of early disease, as early stage decay is not visible on traditional x-ray and there is currently no formal means of documenting the need for treatment.

The OCT System will be integrated into a clinical platform with other modalities such as digital x-ray and intraoral camera with OCT scans saved to the patient digital file. The System will also be available in a self-contained cart configuration that can be moved between rooms.

Invented by Professor James Fujimoto, Eric Swanson and their colleagues at MIT, Carl Zeiss Meditec developed the first commercial application of OCT for use in ophthalmology. The Stratus OCT provides direct cross sectional images of the retina to measure, clinically evaluate, and detect glaucoma and retinal diseases. The Stratus OCT is a breakthrough device in the diagnostic imaging field that enables patients to receive a thorough eye examination in an office visit to the eye specialist. It has been very well accepted by the profession and the reimbursement model indicates a high return on the investment of approximately $65,000 per system. In a press release on November 8, 2006, Carl Zeiss Meditec announced that it sold its 6,000th Stratus OCT System since its introduction in 2002.

LightLab holds the MIT patents for application in the biomedical field, excluding ophthalmology, which is held exclusively by Carl Zeiss Meditec. LightLab was a subsidiary of Carl Zeiss until 2002, when it was acquired by a Japanese corporation, Goodman Co. Ltd. LightLab has developed an advanced OCT system for application in cardiology, whereby arteries can be imaged through a catheter. LightLab is also researching other biomedical applications including the early detection of cancer. LightLab’s OCT system is currently being marketed in Europe and is expected to be introduced into the United States market at a later date.

Our Product — The OCT Dental Imaging System

The Phase 1 Alpha OCT System development has been completed, and the objective of building a demonstration OCT System for use in dentistry was achieved. Phase 1 was accomplished with the extensive cooperation of all outside sources who provided highly specialized services. Douglas Hamilton (VP of Research & Development) together with Craig Gimbel, D.D.S. (EVP Clinical Affairs) and Linda Otis, D.D.S. (VP of Clinical Research) have managed the OCT System development under the direction of Stanley Baron (President & CEO).

Phase 1 of the technology deployment commenced with development of the software to enable scanning, capture and storage of images. OCT system software was designed specifically for Phase 1 to monitor all the parameters of the processor and scanner/probe operation. The parameters of the OCT processor were defined and optimized for the dental application. The first generation scanning device for bench use was built and operated to expectations. A prototype of the hand-held scanner for operation in the mouth was also designed and built. After four iterations, final Phase 1 versions of the probe were built and provided the images in accordance with our development team’s goals that will still be further improved in Phase 2. The Phase 1 Alpha OCT System prototype demonstrated depth penetration and characterization of dental structures.

Phase 2 development is in process with major components of the System being redesigned to provide the high scanning speed required in the Beta and final System. This high speed will enable real time imaging to be achieved in the mouth. The objective in this phase is to build five Beta Systems for clinical use and experience prior to completing the final specification for the pre-production System. These Systems will be placed with leading clinicians and universities to provide the feedback and to perform characterization and validation studies.

A development facility has been established in Tampa, Florida under the direction of Mr. Hamilton. We currently employ a software programmer, an optical engineer and a technician to assist Mr. Hamilton in preparing the Beta Systems. In addition, specialized services on contract from outside sources will be employed as needed. The software will be written to accommodate the high-speed scanning and it will also include clinical applications to allow the capture, manipulation and storage of image data. The design of the hand-held scanner mechanism will be finalized in consultation with clinicians who will be using the System in Phase 2. In addition, new discoveries and new technologies will continuously be reviewed for applicability in advancing the capabilities of the system.

The projected cost to complete Phase 2 is $1,500,000. It is expected that this Phase will be completed within 12 months, allowing six months for the completion of the 5 Beta Systems and up to six months for clinical use before finalizing the specification for the pre-production System.

Phase 3 will focus on finalizing the specification of the pre-production OCT System. The System packaging will be completed with the services of an industrial design company. It is anticipated that the OCT System will be sold in two configurations: firstly, for integration with other digital modalities, and secondly as a stand-alone System. The full documentation of the System for manufacturing will be completed in this Phase. FDA device regulatory consultants are being engaged at the beginning of Phase 2 to ensure that the System complies with FDA and CE (Europe) regulations. FDA 510(k) clearance will be applied for after the completion of Phase 2. Clearance is typically obtained within 90 days of application. It is anticipated that Phase 3 will be completed within six months at a cost of $1,500,000, including the cost of transitioning to manufacturing and marketing, which is estimated at $1,000,000.

Licenses and Patents

Under our agreements with Livermore and LightLab, we have exclusive rights to make, use and sell diagnostic products for use in the dental field incorporating technology covered by Livermore’s patents. We licensed a portfolio of seven patents from Livermore that represent the intellectual property that we will use in our business. Our licenses from Livermore expire upon expiration of the last issued patent on February 18, 2020.

Patent Description	Patent No.	Date Issued
Method for Detection of Dental Caries and Periodontal Disease Using Optical Imaging	5,570,182	October 29, 1996
Dental Optical Coherence Domain Reflectometry Explorer	6,179,611	January 22, 2001
Birefringence Insensitive Optical Coherence Domain Reflectometry System	6,385,358	May 7, 2002
Optical Coherence Tomography Guided Dental Drill	6,419,484	July 16, 2002
OCDR Guided Laser Ablation Device	6,451,009	September 16, 2002
Optical Fiber Head for Providing Lateral Viewing	6,466,713	October 15, 2002
Optical Detection of Dental Disease Using Polarized Light	6,522,407	February 18, 2003

Lawrence Livermore National Laboratories is a United States Department of Energy national laboratory operated by the University of California. It is one of the world’s premier scientific centers, where cutting-edge science and engineering is used to break new ground in areas of national importance, including energy, biomedicine, and environmental science. A large technical base consisting of more than 1,000 PhD scientists and engineers supports Livermore programs. Through the Regents of the University of California, Livermore establishes partnerships with businesses in many forms including selling licenses for some of its technologies with applications for the benefit of the general population.

LightLab has an intellectual property position in technology acquired from MIT, Harvard University, Massachusetts General Hospital, Tufts University, and the Zeiss Foundation, as well as numerous internally developed patents. We have licensed LightLab’s portfolio of patents that enable us to make, use and sell OCT-based diagnostic products for the dental field. The primary claim of their master patents is the scanning of biomedical tissue using the technology of optical coherence tomography. LightLab’s OCT patent portfolio consists of 22 patents issued, with seven patents pending. The master LightLab OCT patents we have licensed are:

Patent Description	Patent No.	Date Issued
Method and Apparatus for Optical Imaging with Means for Controlling The Longitudinal Range of The Sample	5,321,501	June 14, 1994
Method and Apparatus for Performing Optical Measurements	5,459,570	October 14, 1995

We also have licensed from the University of Florida Research Foundation, Inc. (“UFRF”) Patent No. 6,940,630, entitled “Vertical Displacement Device,” issued September 6, 2005. We have licensed this patent for use in connection with the micromirror component of our products.

Competition

In the field of dental diagnostic imaging, the x-ray has been the most dominant modality. The move into the digital x-ray is gaining momentum and is expected to grow significantly over the next few years. Estimates are that almost 20% of dentists in the United States are currently using this modality and that new installations over the next four years will double the number of digital x-ray users to 40% of dentists. The dental x-ray unit is limited in that it only images hard tissue (teeth or bone) and cannot image soft tissue such as gums. In addition, the resolution is such that decay can only be detected at a much later stage when more invasive dentistry is required, usually removal with a drill. In addition, the dental x-ray cannot image occlusal (biting) surfaces where a large percentage of decay occurs.

A recently introduced device for detection of tooth decay, the “DIAGNOdent” from KAVO, has been readily embraced by the market. It is priced at approximately $3,000 and uses light fluorescence to indicate the presence of hidden decay. The amount of decay needed to activate a reading, typically requires “drill and fill” action. This device is not designed for early detection but rather to detect hidden caries of a certain minimum volume. The unit does not display an image but gives a numerical reading indicating that tooth decay is present but not the specific location and extent. The ready acceptance by dentists of this device clearly indicates the need for a diagnostic aid that can fill the voids that DIAGNOdent cannot address. We believe that the OCT fills the void in every respect by providing high-resolution, early detection with an image that can be stored in the patient file for future monitoring and for reimbursement documentation. In May 2004 KAVO (Kaltenbach & Voigt) was acquired by Danaher Corporation in a transaction valued above $500 million. Danaher is a NYSE listed company with annual sales of $9.5 billion.

Other products currently being marketed are Electro Optical Science’s DIFOTI (transillumination) which specializes in identifying recurring lesions, and QLFPatient (Quantitative Laser Fluorescence), offered by Netherlands based Inspektor Research Systems. Both have shown some improvement over radiographs.

We believe the OCT Dental Imaging System is the only known modality that can meet the extremely important quantitative and qualitative diagnostic requirements for early detection of dental diseases and structural defects. Additionally, the OCT System provides detailed images of both teeth and gums and the captured information can be displayed chairside on a monitor, printed, digitally stored in the patient’s file and transmitted electronically for consultation or insurance claims.

Sales and Marketing

The OCT System will be sold through strategic alliances with the OEM’s of digital x-ray, digital dental office platforms and intraoral cameras, who will sell and install the OCT System into their existing base and also sell as new installations. Components and sub-assemblies of the System will be outsourced and Lantis will undertake final assembly and quality control at its own facility before shipping products to distributors. In addition, Lantis will develop a comprehensive package of information to support the installation, servicing, training and marketing of the System.

The estimated per unit manufacturing cost of the OCT System is $4,300, initially, decreasing to $3,700 by 2009 as cost reduction measures become effective at higher production quantities. The OCT System, excluding computer and monitor, will be sold to OEM’s for approximately $7,500. All Systems will undergo very stringent quality assurance testing as necessary for a medical device and also to meet the FDA Good Manufacturing Practices requirements.

We intend to introduce our OCT System to the dental market in August 2008.

Research and Development

We currently devote substantially all of our operating resources toward research and development. Our research and development plan focuses on developing marketable products based upon intellectual property originally developed Livermore and LightLab. All of our employees devote at least a portion of their time to research and development activities. A portion of our research and development effort currently is devoted to the patent we have licensed from the UFRF. In addition, we retain third parties to perform specialized research and development activities.

Employees

We have four full-time employees, three of whom are members of management. To the best of our knowledge, we are in compliance with local prevailing wage, contractor licensing and insurance regulations. None of our employees is represented by any collective bargaining agreement, and our relationship with our employees is good.

Legal Proceedings

We are not aware of any pending legal proceedings against us.

Property

In addition, we lease approximately 720 square feet of office space for our research and development activities at 8100 Park Boulevard, Pinellas Park, Florida pursuant to a lease that expires in January 2008. Our lease for this space provides for rent of $650 per month. We believe that our facilities are adequate for our needs and that additional space is readily available should we need it.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The information set forth and discussed in this Management’s Discussion and Analysis or Plan of Operation is derived from our financial statements and the related notes, which are included in this prospectus. The following information and discussion should be read in conjunction with those financial statements and notes. Additionally, this Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements. We encourage you to review our “Cautionary Note Regarding Forward-Looking Statements” at the front of this prospectus, and our “Risk Factors” set forth above.

Overview

The following is a discussion of: (i) our results of operations and financial condition for the years ended December 31, 2006 and 2005; (ii) our results of operations and financial condition for the six and three months ended June 30, 2007 versus June 30, 2006; (iii) our liquidity and capital resources; and (iv) our critical accounting policies.

Our company was incorporated in Nevada in February 1998 under the name Beekman Enterprises, Inc. In November 2004, we acquired Lantis Laser, Inc., a New Jersey corporation formed in January 1998 (“Lantis New Jersey”), and succeeded to its business as our sole line of business. In connection with the merger, we changed our name to “Lantis Laser Inc.”

In the merger transaction, we issued a total of 63,859,250 shares of common stock, consisting of 60,648,000 shares issued to Lantis New Jersey shareholders and 3,211,250 shares issued to holders of convertible notes payable by Lantis New Jersey. The transaction was treated for accounting purposes as a reverse merger, with Lantis New Jersey being the accounting acquirer.

In September 2006, we completed a private placement of 5,850,000 shares of common stock at a price per share of $0.10. Investors received warrants to purchase one share of common stock at a price of $0.15 per share for each 1.8 shares of stock purchased. The placement agent received a warrant to purchase 178,750 shares of common stock at a price of $0.15 per share.

In May 2007, we completed a private placement of $2,526,500 of 5% Senior Convertible Notes. Investors received warrants to purchase four shares of common stock at a price of $0.25 per share for each $10 invested, and the placement agent received a warrant to purchase 2,947,583 shares of common stock at an exercise price of $0.25 per share.

All of the foregoing share amounts reflect a 1-for-2 reverse stock split that was effected in June 2006.

We were formed to commercialize the application of novel technologies in the dental industry. As our first product, we are developing and plan to market our “OCT Dental Imaging System.” The OCT Dental Imaging System is based on a diagnostic imaging technology referred to as optical coherence tomography, or OCT. We have the exclusive rights to OCT in the dental field under license agreements with Lawrence Livermore National Laboratories and LightLab Imaging, Inc., a leader in the application of OCT in the biomedical field.

Our development has taken place over the last five years with the objective of designing and building a system for dentistry that would meet two specific criteria: (1) sufficient resolution to enable the evaluation of oral tissue for the early detection of oral diseases; and (2) that the system would retail for approximately $20,000, making it accessible to almost all dentists for chairside use.

In Phase 1 development, we demonstrated that our system design provided adequate resolution for imaging oral structures. Ongoing development and discussions with prospective strategic partners has shown that the retail price target of $20,000 per system can be met, subject to reasonable manufacturing quantities. We are currently in Phase 2 development with five OCT Systems being built for deployment in clinical use. This Phase is designed to generate feedback on the user interface and to provide data to support the FDA 510(k) clearance. We expect that Phase 3, the final pre-production phase, will commence in January 2008 with market introduction targeted for August 2008.

We believe that the proceeds of our October 2006 and May 2007 private placements will be sufficient to support our Phase 2 and Phase 3 development plan.

Fiscal Years Ended December 31, 2006 and 2005

Total Operating Revenues

We recognized $0 in revenue during each of the years ended December 31, 2006 and 2005. Revenues are anticipated to commence in August 2008 when the OCT imaging system sales will commence. Generation of sales can only commence upon FDA 510(k) clearance.

Total Operating Expenses

Total operating expenses for the year ended December 31, 2006 were $655,919, as compared to $345,113 for the year ended December 31, 2005. This represented an increase of $310,806, or 190%, as we incurred $365,739 in professional, consulting and marketing fees for the year ended December 31, 2006 compared to $26,554 for the year ended December 31, 2005. This increase is attributable to the issuance of 177,739 warrants to consultants, stock issued for services in the amount of $150,000 and commissions for capital raising activities in 2006 amounting to $46,800. Operating expenses also include wages and wage related expenses, rent, and other general and administrative expenses. The increase from 2005 to 2006 of wages and wage related expenses of $159,981 is due to the salary provision for management. Research and development costs of $50,000 in 2006 were less than the $250,000 incurred in 2005 in accordance with our contract with Livermore.

We depreciate fixed assets. This resulted in an expense of $1,812 and $1,812 for the year ended December 31, 2006 and 2005, respectively. We determine the fair value of the undiscounted cash flows annually, and sooner if circumstances change and determination is required, to value any impairment on our intangible assets and long-lived assets. As of December 31, 2006 and 2005, we determined that there was no impairment charge.

Other Income (Expense)

Included in other income (expense) is the loss on fair value of warrants of $114,930 and $0 and interest expense of $503 and $2,284, net of interest income, for the years ended December 31, 2006 and 2005, respectively.

Net Income (Loss)

We reported a net (loss) from operations of $(771,352) for the year ended December 31, 2006 versus $(347,397) for the year ended December 31, 2005. The increase in the net loss is attributable to the expenses related to capital raising, the issuance of warrants and the provision for management salaries.

Provision for Income Taxes

There was no provision for income taxes for the years ended December 31, 2006 and 2005. There was no provision due to the carry forward of approximately $663,957 of net operating losses as of December 31, 2006 that we reserved in valuation allowances against this deferred tax asset.

Six Months Ended June 30, 2007 and 2006

Total Operating Revenues

We recognized no revenue during the six months ended June 30, 2007 or during the six months ended June 30, 2006. Revenues are anticipated to commence in August 2008 when the OCT imaging system sales will commence. Generation of revenue can only commence upon FDA 510(k) clearance.

Total Operating Expenses

Total operating expenses for the six months ended June 30, 2007 were $740,535, as compared to $48,492 for the six months ended June 30, 2006. This represented an increase of $692,043, or 1,428%, due to increases of $175,908 in research and development costs for Phase 2 development as a result of the establishment of a development facility in Pinellas Park, Florida. In addition to the research and development costs increasing, we incurred $425,810 in professional, consulting and marketing fees for the six months ended June 30, 2007, compared to $3,500 for the six months ended June 30, 2006. This increase is attributable to the issuance of warrants to consultants and commissions for capital raising activities in 2007 of $292,518. Operating expenses also include wages and wage related expenses, rent, and other general and administrative expenses. The increase from 2006 to 2007 is a result of Phase 2 development and the use of consultants and outsourced investor and public relations to assist in increasing awareness about us among the investor community.

We depreciate fixed assets. This resulted in an expense of $10,906 and $906 for the six months ended June 30, 2007 and 2006, respectively. We determine the fair value of the undiscounted cash flows annually, and sooner if circumstances change and determination is required, to value any impairment on our intangible assets and long-lived assets. As of June 30, 2007 and 2006, we determined that there was no impairment charge.

Other Income (Expense)

Included in other income (expense) is the loss on fair value of warrants of $130,703 and $0, the amortization of debt issuance costs of $16,233 and $0, and interest expense (including the amortization of the debt discount) of $36,486 and $1,544, net of interest income, for the six months ended June 30, 2007 and 2006, respectively. Included in the 2007 interest expense is the amount payable to the 5% Senior Convertible Debt note holders and interest income from $2,000,000 held in short term instruments.

Net Income (Loss)

We reported a net (loss) from operations of $(923,957), or $(0.01) per share on a basic and diluted basis, for the six months ended June 30, 2007 versus $(50,036), or $(0.00) per share on a basic and diluted basis, for the six months ended June 30, 2006. The increase in the net loss is attributable to the expanded research and development efforts in Phase 2 and the expenses related to capital raising and the issuance of warrants.

Provision for Income Taxes

There was no provision for income taxes for the six months ended June 30, 2007 and 2006, respectively. There was no provision due to the carry forward of approximately $2,162,350 of net operating losses as of June 30, 2007 that we reserved in valuation allowances against this deferred tax asset.

Three Months Ended June 30, 2007 and 2006

Total Operating Revenues

We recognized no revenue during the three months ended June 30, 2007 or during the three months ended June 30, 2006. The revenues are anticipated to commence in August 2008 when the OCT imaging system sales will commence. Commencement of sales can only commence upon FDA 510(k) clearance.

Total Operating Expenses

Total operating expenses for the three months ended June 30, 2007 were $715,209, as compared to $26,595 for the three months ended June 30, 2006. This represented an increase of $688,614, or 2,690%, due to increases of $107,684 in research and development costs for Phase 2 development as a result of with the establishment of a development facility in Pinellas Park, Florida. In addition to the research and development costs increasing, we incurred $356,390 in professional, consulting and marketing fees for the three months ended June 30, 2007, compared to $3,500 for the three months ended June 30, 2006. This increase is attributable to the issuance of warrants to consultants and commissions for capital raising activities in 2007 of $292,518. Operating expenses also include wages and wage related expenses, rent, and other general and administrative expenses. The increase from 2006 to 2007 is a result of Phase 2 development and the use of consultants and outsourced investor and public relations to assist in increasing awareness about us among the investor community.

We depreciate fixed assets. This resulted in an expense of $5,453 and $453 for the three months ended June 30, 2007 and 2006, respectively. We determine the fair value of the undiscounted cash flows annually, and sooner if circumstances change and determination is required, to value any impairment on our intangible assets and long-lived assets. As of June 30, 2007 and 2006, we determined that there was no impairment charge.

Other Income (Expense)

Included in other income (expense) is the loss on fair value of warrants of $130,703 and $0, the amortization of debt issuance costs of $16,233 and $0, and interest expense (including the amortization of the debt discount) of $37,471 and $771, net of interest income, for the three months ended June 30, 2007 and 2006, respectively. Included in the 2007 interest expense is the amount payable to the 5% Senior Convertible Debt note holders and interest income from $2,000,000 held in short term instruments.

Net Income (Loss)

We reported a net (loss) from operations of $(715,209), or $(0.01) per share on a basic and diluted basis, for the three months ended June 30, 2007 versus $(26,595), or $(0.00) per share on a basic and diluted basis, for the three months ended June 30, 2006. The increase in the net loss is attributable to the expanded research and development efforts in Phase 2 and the expenses related to capital raising and the issuance of warrants.

Provision for Income Taxes

There was no provision for income taxes for the three months ended June 30, 2007 and 2006, respectively. There was no provision due to the carry forward of approximately $2,162,350 of net operating losses as of June 30, 2007 that we reserved in valuation allowances against this deferred tax asset.

Liquidity and Capital Resources

During the year ended December 31, 2006, the balance in cash and cash equivalents increased to $348,921 compared to $582 for the year ended December 31, 2005. This increase is attributable to cash provided from financing activities of the private placement of $521,500 (net of fees paid), offset by payments on the license fee payable of $50,000, cash used in investing activities due to our purchase of equipment of $100,000, and cash used in operating activities which was attributable to our net loss of $771,352, offset by an increase in accounts payable and accrued expenses of $239,819 and adjustments to our net loss from warrants issued to consultants and stock issued for services totaling $327,379. This compares to a decrease in cash from operating activities for the year ended December 31, 2005 of ($10,495), which was attributable to a net loss from operations of ($347,397) and an increase in accounts payable and accrued expenses of $85,090 and an adjustment for license fees payable of $250,000.

As of December 31, 2006, we had current assets of $348,921 consisting of cash and cash equivalents.

As of December 31, 2006, we had $628,094 in current liabilities, primarily consisting of $436,577 in accounts payable and accrued expenses, $57,517 in loans payable and $134,000 loan payable for license fees.

During the six months ended June 30, 2007, the balance in cash and cash equivalents increased by $1,833,797 compared to a decrease of $108 for the six months ended June 30, 2006. This increase is attributable solely to cash provided from financing activities of $2,176,793 which mostly relates to the capital raising activities of $2,234,310 from the issuance of convertible notes and warrants. Additionally, the cash provided by financing activities was offset by the cash used in operating activities of $343,104, which was a result of our net loss from operations of $923,957 offset by increases due to adjustments for cash flow items such as warrants issued in the amount of $292,518 and fair value adjustments to those warrants in the amount of $130,703 for the six months ended June 30, 2007. This compares to a decrease in cash from operating activities for the six months ended June 30, 2006 of ($16,584), which was attributable to a net loss from operations of ($50,036) and an increase in accounts payable and accrued expenses of $32,546.

As of June 30, 2007, we had current assets of $2,185,820, consisting mostly of cash and cash equivalents.

As of June 30, 2007, we had $1,372,811 in current liabilities, primarily consisting of $516,620 in accounts payable and accrued expenses, $27,123 in accrued interest payable and $695,068 of current portion of convertible notes, net of discount and $134,000 loan payable for license fees.

As a development stage company, financial resources have been directed to product development and no revenue has yet been generated. This has caused significant doubt about our ability to continue as a going concern for a period of twelve months. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies

Critical accounting polices include the areas where we have made what we consider to be particularly subjective or complex judgments in making estimates and where these estimates can significantly impact our financial results under different assumptions and conditions.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimate, judgments and assumptions affect the reported amounts of assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the periods presented. Actual results could be different than those estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Principles of Consolidation

Our condensed consolidated financial statements include our accounts and the accounts of all of our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Research and Development

We annually incur costs on activities that relate to research and development of new technology and products. Research and development costs are expensed as incurred.

Revenue Recognition

We have not yet generated revenue. We anticipate that we will record revenue in accordance with Staff Accounting Bulletin 104. The criteria for recognition is as follows:

1) Persuasive evidence of an arrangement exists;

2) Delivery has occurred or services have been rendered;

3) The seller’s price to the buyer is fixed or determinable; and

4) Collectibility is reasonably assured.

Income Taxes

We account for income taxes utilizing the liability method of accounting. Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

Impairment of Long-Lived Assets

Long-lived assets, primarily fixed assets and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. We do not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, we recognize an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

Earnings (Loss) Per Share of Common Stock

Basic net earnings (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents will not be included in the computation of diluted earnings per share when we report a loss because to do so would be antidilutive for periods presented.

Stock-Based Compensation

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the first interim period after December 15, 2005. We adopted these provisions on January 1, 2006, and the adoption of this pronouncement did not have a material effect on our condensed consolidated financial statements.

Fair Value of Financial Instruments

The carrying amounts reported in our condensed consolidated balance sheet for cash and cash equivalents and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. For the notes payable, the carrying amount reported is based upon the incremental borrowing rates otherwise available to us for similar borrowings. For the convertible debentures, fair values were calculated at net present value using our weighted average borrowing rate for debt instruments without conversion features applied to total future cash flows of the instruments.

Recent Issued Accounting Standards

In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 is a replacement of APB No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting and reporting of a change in accounting principle. This statement establishes that, unless impracticable, retrospective application is the required method for reporting of a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. It also requires the reporting of an error correction which involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 has not had a material impact on our condensed consolidated financial statements.

In February 2006, the FASB issued Statement of Financial Accounting Standard No. 155, “Accounting for Certain Hybrid Instruments” (“SFAS 155”). FASB 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 has not had a material impact on our condensed consolidated financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standard No. 156, “Accounting for Servicing of Financial Assets, an amendment of FSB Statement No. 140” (“SFAS 156”). SFAS 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. The standard permits an entity to subsequently measure each class of servicing assets or servicing liabilities at fair value and report changes in fair value in the statement of operations in the period in which the changes occur. SFAS 156 is effective for us as of December 1, 2006. The adoption of SFAS 156 has not had a material impact on our condensed consolidated financial statements.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” - In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN-48”), “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109.” The interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Specifically, FIN-48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken. The provisions of FIN-48 are effective for financial statements for fiscal years beginning after December 15, 2006. Accordingly, the Company will adopt FIN-48 as of January 1, 2007. The adoption of FIN-48 has not had a material impact on our condensed consolidated financial statements.

SFAS No. 157, “Fair Value Measurements” - In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies whenever other accounting standards require or permit assets or liabilities to be measured at fair value. Accordingly, it does not expand the use of fair value in any new circumstances. Fair value under SFAS 157 is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This Standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability. In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, a reporting entity’s own data. Under SFAS 157, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Accordingly, the Company is to adopt SFAS 157 on January 1, 2008. The adoption of SFAS 157 is not expected to have a material effect on our financial position or results of operations.

Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” - In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment two approaches are commonly used to evaluate the materiality of misstatements or errors in financial statements: the roll-over, also known as the current-period or income-statement approach, and the iron curtain, also known as the cumulative or balance-sheet approach. The roll-over approach quantifies a misstatement based on the amount of the error originating in the current-period income statement. This approach could allow balance sheet items to grow each year by immaterial amounts, until the cumulative error becomes material. The iron curtain approach quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current period. This approach does not consider the income statement effects of correcting prior year misstatements in the current year to be errors.

The reliance on only one of these approaches, to the exclusion of the other, does not appropriately quantify all misstatements that could be material to financial-statement users. Accordingly, SAB 108 will require quantification of financial statement errors based on the effects of the error on each of an entity’s financial statements and the related financial statement disclosures. This model is commonly referred to as a dual approach because it essentially requires quantification of errors under both the iron-curtain and the roll-over approaches.

SAB 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. From a transition perspective, SAB 108 permits companies to record the cumulative effect of initially applying the dual approach in the first year ending after November 15, 2006 by recording any necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The initial adoption of SAB 108 had no affect on our financial position, results of operations or cash flows.

MANAGEMENT

The following table sets forth the name, age, position and term of directorship, as applicable, of each of our directors and executive officers. Directors are elected annually. Officers are selected by the Board of Directors and serve at the pleasure of the Board.

Name and Position	Age	Director Since
Stanley B. Baron, Chairman, President & Chief Executive Officer	62	November 2004

Craig B. Gimbel, DDS, Executive Vice- President Clinical Affairs, Director	55	November 2004

Douglas Hamilton, Vice-President R&D	48	—

Linda Otis, DDS, Vice-President Clinical Research	53	—

Management Biographies

Stanley B. Baron — Mr. Baron has been our Chairman, President & Chief Executive Officer since November 2004. He has extensive international business experience including over 25 years experience in the dental industry. He has over the years demonstrated his ability to predict market trends and has started and successfully positioned several companies to meet the needs of changing markets. In 1971 in Zimbabwe (Rhodesia) he founded a consumer products wholesale distribution business. The company prospered despite the civil war and within a few years it expanded rapidly to become the largest distributor of packaged foods in Zimbabwe, with sales approaching $100 million annually. The Company was subsequently sold to Metro, a large European food company.

Baron and his family immigrated to Israel in 1979. He purchased a partnership in a small dental equipment company that represented Adec, the leading US dental equipment manufacturer, as well as other leading European and Japanese companies. The company grew rapidly and within three years became the leading dental equipment company in Israel. Capitalizing on the opportunity to become a full service dental distributor, Mr. Baron merged with the then largest sundry distributor Healthco (Israel), a subsidiary of Healthco International, at that time the largest dental company in the world. Under Mr. Baron’s management, Healthco (Israel) grew rapidly and with annual sales of $8 million and a staff of 40, became the leading dental distributor in Israel.

In 1989 Mr. Baron moved to the United States and started to work with dental companies to identify, license and commercialize new technologies and was involved in several successful projects. These included the successful commercialization of an intraoral camera imaging system for dentistry and the commercialization of novel surface disinfection technology for biomedical application.

Craig B. Gimbel, DDS — Dr. Gimbel has been our Executive Vice-President Clinical Affairs and a Director since November 2004. He is a recognized authority in laser/photonics and other high technology. After graduating from New York University College of Dentistry in 1977, he practiced clinical dentistry and worked on numerous dental technology projects that included clinical research, publishing and teaching. In 2005, Dr. Gimbel left clinical private practice in order to devote his full time attention to Lantis.

Dr. Gimbel has over 16 years of clinical and research experience in laser/photonic dentistry. He is responsible for developing the applications and the technique required to use laser technology in an efficacious and safe manner. Dr. Gimbel has successfully trained dentists throughout the world in its use, is widely published and wrote the first textbook chapter in the clinical use of laser cavity preparation in Dental Clinics of North America in 2000. Dr. Gimbel was Principal Investigator for the first FDA human hard tissue clinical trials of the Er: YAG laser from 1993 to 1997. He is a past Chairperson of the Scientific Committee of the Academy of Laser Dentistry and had achieved Advanced Proficiency Certification in Laser Dentistry in 1993. Presently, Dr. Gimbel is Conference Committee Chair and will become President of the Academy in March 2007. While he was Chair of the Regulatory Affairs Committee, Dr. Gimbel was responsible for state dental board acceptance of educational standards. In 1996 he was invited to speak on behalf of NASA (National Aeronautics and Space Administration) at the American Dental Association-NASA Dental Industry Technology Forum. He is a Fellow of the American College of Dentists, American Society of Dentistry for Children, Academy of General Dentistry and Academy of Dentistry International. He has appeared on numerous television programs, including Dateline NBC, to discuss new technologies in dentistry and has published and presented worldwide on the integration of emerging high technology in dentistry. Dr. Gimbel has been a visionary of the digital dental office and other high technologies in dentistry as far back as 27 years ago.

Dr. Gimbel is the 2003 recipient of the prestigious T. H. Maiman Award for Excellence in Dental Laser/Photonics Research.

Douglas Hamilton — Mr. Hamilton has been our Vice-President R&D since November 2004. He has extensive experience in the development of optical products. As former President and Director of Operations of Aries International Inc., he was responsible for project team management including systems development and integration of optical, digital and radiographic products. He has successfully developed over 14 hardware and software products for industrial and medical markets with his specialty being image capture, processing, manipulation and storage. A large part of his experience was in the NDE industry where his experience also included contract development and contract negotiations for manufacturing. Among his major clients were DuPont, Siemens, TVA, Duke University, and the National Institute of Environmental Health. He has successfully designed and built the demonstration system of the OCT Dental Imaging System.

Linda Otis, DDS — Dr. Otis has been our Vice-President Clinical Research since November 2004. She is currently Professor of Oral and Maxillofacial Radiology at the University of Maryland, Baltimore College of Dental Surgery, in Baltimore, Maryland. She received her D.D.S. at University of Nebraska, Lincoln and did her postgraduate work in diagnostic science at University of Texas, San Antonio.

Dr. Otis initiated the application of OCT for use in dentistry while she was at the University of California, San Francisco Dental School in 1994 and implemented the research on OCT with the Medical Technology Program scientists at Lawrence Livermore National Laboratory. The results of this pioneering research were published in numerous articles showing that OCT could be used for the early detection of disease in hard and soft tissue. She is the foremost authority on OCT and is active in research relating to new methods for diagnosing common oral conditions as a principal investigator of a National Institute of Health research grant. Dr. Otis has lectured throughout the United States on many topics in dentistry. She has published widely, including 35 publications and many published abstracts. She is named on three of the patents relating to OCT application in dentistry.

There are no family relationships among the officers and directors.

Audit, Nominating and Compensation Committees

Our Board of Directors does not have standing audit, nominating or compensation committees, and our Board of Directors performs the functions that would otherwise be delegated to such committees. We have not obtained directors and officers insurance required by the quality of independent directors who we seek to have join our Board of Directors. We are in the process of pricing directors and officers insurance. Accordingly, we anticipate that our Board of Directors will be able to attract qualified independent directors to serve on the Board and ultimately form standing audit, nominating and compensation committees.

EXECUTIVE COMPENSATION

Summary Compensation

Compensation paid to Stanley B. Baron, our President and Chief Executive Officer, is set forth in the Summary Compensation Table below. No other executive officer’s compensation exceeded $100,000 in the fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stanley B. Baron	2006	$120,000	–	–	–	–	–	–	$120,000
President and Chief	2005	$120,000	–	–	–	–	–	–	$120,000
Executive Officer (PEO)	2004	–	–	–	–	–	–	–	–

We have employment agreements with Mr. Baron and Dr. Gimbel. Under these agreements, Mr. Baron is entitled to receive an annual salary of $120,000, and Dr. Gimbel is entitled to receive an annual salary of $84,000, respectively. Their salaries will accrue until we believe our cash position allows us to pay.

The tables entitled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END” and “DIRECTOR COMPENSATION” and the respective discussions related to those tables have been omitted because no compensation required to be reported in those tables was awarded to, earned by or paid to any of the named executive officers or directors in any of the covered fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 25, 2007, certain information concerning the beneficial ownership of common stock by (i) each person known by the company to be the owner of more than 5% of the outstanding common stock, (ii) each director, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or the power to transfer, and stock options and other rights to acquire common stock that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The calculation of the percentage owned is based on 92,350,013 shares outstanding (plus, with respect only to each holder of securities that are exercisable for or convertible into common stock within 60 days, shares underlying such securities). The address of each of the directors and executive officers listed below is c/o Lantis Laser Inc., 11 Stonebridge Court, Denville, New Jersey 07834 unless otherwise indicated.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares Owned
Stanley B. Baron	27,511,500	(1)	29.7%
Craig B. Gimbel DDS	27,511,500	(2)	29.7%
Douglas Hamilton	5,000,000		5.4%
Linda Otis, DDS	625,000		*
All directors and executive officers as a group (4 persons)	60,648,000		65.5%

* Represents less than 1%

(1)
Includes 2,997,000 shares owned directly by Mr. Baron’s son and 2,997,000 shares owned directly by Mr. Baron’s daughter. Mr. Baron disclaims beneficial ownership of all shares owned directly by others.

(2)	Includes 26,014,500 shares owned directly by Dr. Gimbel’s spouse and 1,497,000 owned directly by Dr. Gimbel’s son. Dr. Gimbel disclaims beneficial ownership of all shares owned directly by others.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to its knowledge, any of its directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the Pink Sheets under the symbol “LLSR” since December 12, 2006.

Number of Stockholders

As of August 17, 2007, there were approximately 116 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

SELLING STOCKHOLDERS

We are registering this offering under the terms of a registration rights agreement between us and certain holders of our common stock and warrants to purchase shares of our common stock. We originally issued these securities in transactions that were exempt from the registration requirements of the Securities Act to purchasers we reasonably believed were “accredited investors,” as defined in Regulation D under the Securities Act. We are registering these securities to permit the selling stockholders who purchased them from us to dispose of the shares of common stock, or interests therein, from time to time. The selling stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of them. The term selling stockholders includes the selling stockholders and their transferees, pledgees, donees or their successors. We will file a prospectus supplement to name successors to any named selling stockholder who are able to able to use this prospectus to resell their securities. The second column lists the number of shares of common stock held by each selling stockholder as of September 25, 2007, assuming the conversion of all of the convertible notes held by such selling stockholder on that date, without regard to any limitations on exercise. The third column lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling stockholders. The fourth column lists the number of shares that will be beneficially owned by the selling stockholders assuming all of the shares covered by this prospectus are sold.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling stockholder is the beneficial owner of any additional shares of our common stock or other equity securities or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated in the footnotes to the table, no selling stockholder has had any material relationship with us or our predecessors or affiliates during the last three years. Except for certain employees of Garden State Securities listed in the footnotes below as assignees of warrants issued to Garden State Securities, no selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer. None of the persons listed in the footnotes below as employed by Garden State Securities had any agreement or understanding, directly or indirectly, with any person to distribute the securities. Additionally, all of the persons listed in the footnotes below as employed by Garden State Securities acquired their securities to be resold in the ordinary course of business.

The selling stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling stockholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares.

Name	Shares Owned †	Shares Offered †	Shares Held After Offering	% Ownership After Offering ‡
Dennis M. Abrams (1)	591,897	591,897	-	*
Agoracom Investor Relations Corp. (2)	230,000	230,000	-	*
Qusai M. Al-Mahasneh (3)	185,625	61,875	123,750	*
Raymond Ambrosino (4)	450,860	450,860	-	*
Cecilia M. Andrew (5)	519,208	519,208	-	*
Edward and Susan Anselmin (6)	259,604	259,604	-	*
Preston Edward and Sandra C. Arpaia (7)	259,604	259,604	-	*
Stanley B. Baron (8)	27,511,500	6,000,000	21,511,500	23.2%
Doyle D. Beavers (9)	217,163	72,388	144,775	*
Blue Cat Resources (10)	1,194,179	1,194,179	-	*
Anthony J. Bonsignore (11)	259,604	259,604	-	*
Joseph Benjamin Brown (12)	259,604	259,604	-	*
Vincent M. Bruno (4)	146,375	146,375	-	*
Michael Buonacquista Jr. (4)	30,125	30,125	-	*
Lester B. Burman (13)	434,550	144,850	289,700	*
James Candler (14)	609,604	609,604	-	*
Charles Allen and Dodie Lynn Carver (15)	519,208	519,208	-	*
Robert Rim Choo (16)	259,604	259,604	-	*
Robert Parker Coffin (17)	217,163	72,388	144,775	*
Stuart E. Coleton (18)	265,125	88,375	176,750	*
Stuart E. Coleton Trustee Westchester Periodontal Associates 8/2/71 (19)	529,750	176,750	353,000	*
Lloyd A. Cryer and Ada J. Cryer (20)	350,000	350,000	-	*
Jonathan Richard and Teresa Lorraine D’Avanzo (21)	519,208	519,208	-	*
Darnell Deans (4)	429,689	429,689	-	*
Daniel Decker (22)	259,604	259,604	-	*
Kevin Derosa (4)	472,755	472,755	-	*
William M. Detterer (23)	350,000	350,000	-	*
Lawrence A. Dobrin (24)	265,125	88,375	176,750	*
William Robertson and Karen E. Donaldson (25)	259,604	259,604	-	*
Robert B. Dragani (26)	895,168	895,168	-	*
George H. and Gail W. Dubose (27)	259,604	259,604	-	*

Name	Shares Owned †	Shares Offered †	Shares Held After Offering	% Ownership After Offering ‡
Jeff C. and Dana L. Duke (28)	259,604	259,604	-	*
James Timothy Dye (29)	519,208	519,208	-	*
Thomas E. Egan (4)	334,396	334,396	-	*
Elephant Consulting Group LLC (30)	1,500,000	1,500,000	-	*
Elite Properties & Investments LLC (31)	623,050	623,050	-	*
Tara Epstein (4)	20,000	20,000	-	*
Curtis Edward Faile (32)	259,604	259,604	-	*
Paul A. Fegley (33)	259,604	259,604	-	*
Ian Ferrato (4)	25,000	25,000	-	*
Susan Filingeri (4)	35,000	35,000	-	*
Mark Foran (34)	259,604	259,604	-	*
Donald E. Gaskins (35)	350,000	350,000	-	*
Anthony L. Genito (36)	609,604	609,604	-	*
Morton M. Gimbel Living Trust UAD 2/29/96 (37)	259,604	259,604	-	*
Craig B. Gimbel DDS (38)	27,511,500	6,000,000	21,511,500	23.2%
Richard Greene and Sharlene Greene (39)	609,604	609,604	-	*
Alice Jean Grogan (40)	259,604	259,604	-	*
Hallmark Southwest Corp. (41)	350,000	350,000	-	*
Douglas Hamilton (42)	5,000,000	1,000,000	4,000,000	4.3%
Kelly Harden and David L. Harden (43)	609,604	609,604	-	*
David L. Harden (44)	259,604	259,604	-	*
Brenda Harp (45)	609,604	609,604	-	*
Timothy Lee Harris (46)	623,050	623,050	-	*
Kenneth A. Harris (47)	1,038,417	1,038,417	-	*
George W. and Margaret R. Hegler Jr. (48)	259,604	259,604	-	*
Robert R. Hill (49)	609,604	609,604	-	*
Holland Tunnel Service Center (50)	609,604	609,604	-	*
Ginger Howard (51)	259,604	259,604	-	*
M. Hampton and Elaine D. Hunter III (52)	259,604	259,604	-	*
Paul Iacobello (53)	259,604	259,604	-	*
Daniel J. Kamphuis (54)	1,038,417	1,038,417	-	*
Keyva Investments (55)	350,000	350,000	-	*
Michael Kilmartin (56)	72,689	72,689	-	*
Hiroshige Kusomoto (57)	530,250	176,750	353,500	*
Rodney David and Claudine M. Leverett (58)	259,604	259,604	-	*
Jefrey P. Lowenthal (59)	259,604	259,604	-	*
Craig Margolies (4)	5,000	5,000	-	*

Name	Shares Owned †	Shares Offered †	Shares Held After Offering	% Ownership After Offering ‡
William and Cleda B. McEwen (60)	259,604	259,604	-	*
Terry Curtis and Yvonne L. McEwen (61)	1,038,417	1,038,417	-	*
James R. McNally (62)	350,000	350,000	-	*
John H. Meechem (63)	259,604	259,604	-	*
Millenium 2000 Inc. (64)	259,604	259,604	-	*
Thomas E. Moloney III (65)	132,375	44,125	88,250	*
Linda Otis (66)	625,000	150,000	475,000	*
Dean K. and Michelle C. Ouellette (67)	259,604	259,604	-	*
Thomas N. Panepinto and Carol Trojan (68)	259,604	259,604	-	*
Donald Edward Patthoff Jr. DDS (69)	694,229	404,479	289,750	*
Pentony Enterprises LLC (70)	70,000	70,000	-	*
Adam Perez and Bridgett Perez (71)	1,128,812	1,128,812	-	*
Louis Perotto Jr. (4)	473,629	473,629	-	*
Joe Principle (4)	20,000	20,000	-	*
Chris Puher (4)	2,500	2,500	-	*
Neil Pullen (72)	259,604	259,604	-	*
George Putvinski (73)	259,604	259,604	-	*
Anissa Ramirez (4)	25,000	25,000	-	*
Andre Renzo (4)	5,000	5,000	-	*
Salvatore Renzo (4)	30,000	30,000	-	*
Michael Ray Ritchie (74)	350,000	350,000	-	*
RMB Equipment, Inc. (75)	700,000	700,000	-	*
David M. Roshkind (76)	5,000	5,000	-	*
Vincent S. Rospond (77)	350,000	350,000	-	*
Richard S. and Barbara C. Sapienza (78)	259,604	259,604	-	*
Scott Sari (4)	467,754	467,754	-	*
J. Louis Schlegel IV (79)	2,257,625	2,257,625	-	*
Pamela Ann Schlegel (80)	778,812	788,812	-	*
Robert Shaffer (4)	149,750	149,750	-	*
Timothy A. Shear (81) Trustee, Dec of Trust U/A, Dtd 1/6/1994	1,478,812	1,478,812	-	*
Michael Shenloogian (4)	3,500	3,500	-	*
Robert Sherer (82)	1,038,417	1,038,417	-	*
William A. Siminovsky (83)	530,250	176,750	353,500	*
John Thomas Stafford (84)	519,208	519,208	-	*
Dennis M. Stratton (85)	609,604	609,604	-	*
Andrew Richard Styperek (86)	259,604	259,604	-	*
Randel Thompson (87)	350,000	350,000	-	*

Name	Shares Owned †	Shares Offered †	Shares Held After Offering	% Ownership After Offering ‡
Enrique Trevino (88)	544,125	181,375	362,750	*
Jefferson Ray Truluck Jr. (89)	259,604	259,604	-	*
Michael A. Tusing (90)	609,604	609,604	-	*
David Wagler (91)	259,604	259,604	-	*
Henry Wagler (92)	259,604	259,604	-	*
Paul Werner (93)	265,125	88,375	176,750	*
Tony Lee Whitmer (94)	519,208	519,208	-	*
Susan Williams (95)	265,125	88,375	176,750	*
John Yung (96)	259,604	259,604	-	*

*	Less than 1%

†	The warrants issued in our September 2006 private placement (the “PP1 Warrants”) are exercisable at a price of $0.15 per share and expire on September 28, 2011.

Under the terms of our 5% Senior Convertible Notes issued in our private placement that closed in May 2007 (the “5% Senior Convertible Notes”), the number of shares issuable upon conversion of the notes and included in this offering was determined assuming: (i) conversion of the entire $2,526,500 principal amount under the senior convertible notes plus accrued interest at the annual rate of 5% until maturity, or three years from the date of issuance, and (ii) a conversion price of $0.15. Due to the effect of rounding, the aggregate of the number of shares issuable upon conversion of the notes offered by each selling stockholder listed in this table does not equal the number of shares we are required to register under the terms of the notes.

The warrants issued in our private placement that closed in May 2007 (the “PP2 Warrants”) are exercisable at a price of $0.25 per share and expire on May 17, 2012.

‡
The calculation of the percentage owned is based on 92,580,013 shares outstanding (plus, with respect only to each holder of securities that are exercisable for or convertible into common stock within 60 days, shares underlying such securities).

(1)	Represents 439,897 shares issuable upon the conversion of our 5% Senior Convertible Notes and 152,000 shares issuable upon the exercise of PP2 Warrants.

(2)
The name of the natural person who holds voting and investment power over the securities held by Agoracom Investor Relations Corp. is George Tsiolis. Agoracom Investor Relations Corp. acquired its shares in payment of services in September 2007.

(3)	Includes 61,875 shares issuable upon the exercise of PP1 Warrants.

(4)
Received warrants as assignee of part of 178,750 PP1 Warrants and 2,947,583 PP2 Warrants originally issued to Garden State Securities, Inc. in connection with our private placements. All individuals within this group are assignees of Garden State Securities and are employed with Garden State Securities.

(5)	Represents 385,875 shares issuable upon the conversion of our 5% Senior Convertible Notes and 133,333 shares issuable upon the exercise of PP2 Warrants.

(6)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(7)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(8)
Mr. Baron is President, Chief Executive Officer and a director of Lantis Laser. Please see footnote 1 to the table under the heading “Security Ownership of Certain Beneficial Owners and Management” for an explanation of Mr. Baron’s beneficial ownership. Mr. Baron acquired his shares in connection with the founding of Lantis New Jersey.

(9)	Includes 72,388 shares issuable upon the exercise of PP1 Warrants.

(10)
Represents 887,512 shares issuable upon the conversion of our 5% Senior Convertible Notes and 306,667 shares issuable upon the exercise of PP2 Warrants. The name of the natural person who holds voting and investment power over the securities held by Blue Cat Resources is Christopher A. DeLorenzo.

(11)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(12)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(13)	Includes 144,850 shares issuable upon the exercise of PP1 Warrants.

(14)
Includes 125,000 shares issuable upon the exercise of PP1 Warrants, 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants. Does not include shares offered by Millenium 2000 Inc. over which Mr. Candler holds voting and investment power.

(15)	Represents 385,875 shares issuable upon the conversion of our 5% Senior Convertible Notes and 133,333 shares issuable upon the exercise of PP2 Warrants.

(16)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(17)	Includes 72,388 shares issuable upon the exercise of PP1 Warrants.

(18)	Includes 88,375 shares issuable upon the exercise of PP1 Warrants.

(19)	Includes 176,750 shares issuable upon the exercise of PP1 Warrants.

(20)	Includes 125,000 shares issuable upon the exercise of PP1 Warrants.

(21)	Represents 385,785 shares issuable upon the conversion of our 5% Senior Convertible Notes and 133,333 shares issuable upon the exercise of PP2 Warrants.

(22)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(23)	Includes 125,000 shares issuable upon the exercise of PP1 Warrants.

(24)	Includes 88,375 shares issuable upon the exercise of PP1 Warrants.

(25)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(26)
Includes 125,000 shares issuable upon the exercise of PP1 Warrants, 405,168 shares issuable upon the conversion of our 5% Senior Convertible Notes and 140,000 shares issuable upon the exercise of PP2 Warrants.

(27)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(28)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(29)	Represents 385,875 shares issuable upon the conversion of our 5% Senior Convertible Notes and 133,333 shares issuable upon the exercise of PP2 Warrants.

(30)
The name of the natural person who holds voting and investment power over the securities held by Elephant Consulting Group LLC is Al Pietrangelo. Elephant Consulting Group LLC acquired its shares in payment of services in December 2006.

(31)
Represents 463,050 shares issuable upon the conversion of our 5% Senior Convertible Notes and 160,000 shares issuable upon the exercise of PP2 Warrants. The name of the natural person who holds voting and investment power over the securities held by Elite Properties & Investments LLC is Santino Joseph Ierulli.

(32)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(33)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(34)
Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants. Does not include shares offered by Keyva Investments over which Mr. Foran holds voting and investment power.

(35)	Includes 125,000 shares issuable upon the exercise of PP1 Warrants.

(36)
Includes 125,000 shares issuable upon the exercise of PP1 Warrants, 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(37)
Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants. Morton M. Gimbel is the natural person who holds voting and investment power over these securities.

(38)
Dr. Gimbel is Executive Vice-President Clinical Affairs and a director of Lantis Laser. Please see footnote 2 to the table under the heading “Security Ownership of Certain Beneficial Owners and Management” for an explanation of Dr. Gimbel’s beneficial ownership. Dr. Gimbel acquired his shares in connection with the founding of Lantis New Jersey.

(39)
Includes 125,000 shares issuable upon the exercise of PP1 Warrants, 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(40)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(41)
Includes 125,000 shares issuable upon the exercise of PP1 Warrants. The name of the natural person who holds voting and investment power over the securities held by Hallmark Southwest Corp. is Charles R. Brammer.

(42)	Mr. Hamilton is Vice-President R&D. Mr. Hamilton acquired his shares in connection with the founding of Lantis New Jersey.

(43)
Includes 125,000 shares issuable upon the exercise of PP1 Warrants, 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(44)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(45)
Includes 125,000 shares issuable upon the exercise of PP1 Warrants, 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(46)	Represents 463,050 shares issuable upon the conversion of our 5% Senior Convertible Notes and 160,000 shares issuable upon the exercise of PP2 Warrants.

(47)	Represents 771,750 shares issuable upon the conversion of our 5% Senior Convertible Notes and 266,667 shares issuable upon the exercise of PP2 Warrants.

(48)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(49)
Includes 125,000 shares issuable upon the exercise of PP1 Warrants, 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(50)
Includes 125,000 shares issuable upon the exercise of PP1 Warrants, 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants. The name of the natural person who holds voting and investment power over the securities held by Holland Tunnel Service Center is Don Francis.

(51)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(52)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(53)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(54)	Represents 771,750 shares issuable upon the conversion of our 5% Senior Convertible Notes and 266,667 shares issuable upon the exercise of PP2 Warrants.

(55)
Includes 125,000 shares issuable upon the exercise of PP1 Warrants. The name of the natural person who holds voting and investment power over the securities held by Keyva Investments is Mark Foran. Does not include shares offered by Mr. Foran.

(56)	Represents 54,022 shares issuable upon the conversion of our 5% Senior Convertible Notes and 18,667 shares issuable upon the exercise of PP2 Warrants.

(57)	Includes 176,750 shares issuable upon the exercise of PP1 Warrants.

(58)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(59)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(60)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(61)	Represents 771,750 shares issuable upon the conversion of our 5% Senior Convertible Notes and 266,667 shares issuable upon the exercise of PP2 Warrants.

(62)	Includes 125,000 shares issuable upon the exercise of PP1 Warrants.

(63)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(64)
Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants. The name of the natural person who holds voting and investment power over the securities held by Millenium 2000 Inc. is James Candler. Does not include shares offered by Mr. Candler.

(65)	Includes 44,125 shares issuable upon the exercise of PP1 Warrants.

(66)	Dr. Otis is Vice-President Clinical Research of Lantis Laser. Dr. Otis acquired her shares in connection with the founding of Lantis New Jersey.

(67)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(68)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(69)
Includes 144,875 shares issuable upon the exercise of PP1 Warrants, 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(70)
The name of the natural person who holds voting and investment power over the securities held by Pentony Enterprises LLC is John Pentony. Pentony Enterprises LLC acquired its shares in payment of services in July 2007.

(71)
Includes 125,000 shares issuable upon the exercise of PP1 Warrants, 578,812 shares issuable upon the conversion of our 5% Senior Convertible Notes and 200,000 shares issuable upon the exercise of PP2 Warrants.

(72)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(73)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(74)	Includes 125,000 shares issuable upon the exercise of PP1 Warrants.

(75)
Includes 250,000 shares issuable upon the exercise of PP1 Warrants. The name of the natural person who holds voting and investment power over the securities held by RMB Equipment, Inc. is Robert Sherer. Does not include shares offered by Mr. Sherer.

(76)	Dr. Roshkind acquired his shares in payment of services in July 2007.

(77)	Includes 125,000 shares issuable upon the exercise of PP1 Warrants.

(78)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(79)
Includes 250,000 shares issuable upon the exercise of PP1 Warrants, 1,157,625 shares issuable upon the conversion of our 5% Senior Convertible Notes and 400,000 shares issuable upon the exercise of PP2 Warrants.

(80)	Represents 578,812 shares issuable upon the conversion of our 5% Senior Convertible Notes and 200,000 shares issuable upon the exercise of PP2 Warrants.

(81)
Includes 250,000 shares issuable upon the exercise of PP1 Warrants, 578,812 shares issuable upon the conversion of our 5% Senior Convertible Notes and 200,000 shares issuable upon the exercise of PP2 Warrants.

(82)
Represents 771,750 shares issuable upon the conversion of our 5% Senior Convertible Notes and 266,667 shares issuable upon the exercise of PP2 Warrants. Does not include shares offered by RMB Equipment, Inc. over which Mr. Sherer holds voting and investment power.

(83)	Includes 176,750 shares issuable upon the exercise of PP1 Warrants.

(84)	Represents 385,875 shares issuable upon the conversion of our 5% Senior Convertible Notes and 133,333 shares issuable upon the exercise of PP2 Warrants.

(85)
Includes 125,000 shares issuable upon the exercise of PP1 Warrants, 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(86)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(87)	Includes 125,000 shares issuable upon the exercise of PP1 Warrants.

(88)	Includes 181,375 shares issuable upon the exercise of PP1 Warrants.

(89)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(90)
Includes 125,000 shares issuable upon the exercise of PP1 Warrants, 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(91)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(92)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

(93)	Includes 88,375 shares issuable upon the exercise of PP1 Warrants.

(94)	Represents 385,875 shares issuable upon the conversion of our 5% Senior Convertible Notes and 133,333 shares issuable upon the exercise of PP2 Warrants.

(95)	Includes 88,375 shares issuable upon the exercise of PP1 Warrants.

(96)	Represents 192,937 shares issuable upon the conversion of our 5% Senior Convertible Notes and 66,667 shares issuable upon the exercise of PP2 Warrants.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of Lantis Laser in making decisions with respect to the timing, manner and size of each sale.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling stockholders determine from time to time.

Our common stock currently trades in the Pink Sheets. Accordingly, the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	privately negotiated transactions; or

6.	in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions.

If our selling stockholders enter into arrangements with brokers or dealers of the nature described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, a selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. Regulation M also governs bids and purchases made to stabilize the price of a security in connection with a distribution of that security. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs and expenses relating to the registration of the selling stockholders’ resale of their common stock. These costs and expenses are estimated to total $24,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 1,000,000,000 shares, including 990,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, 92,580,013 shares of common stock and no shares of preferred stock are issued and outstanding. In addition, we have issued and outstanding (i) $2,526,500 in 5% Senior Convertible Notes convertible into shares of common stock at a conversion price of $0.15 per share, (ii) common stock purchase warrants to purchase an aggregate of up to 1,823,125 shares of common stock at an exercise price of $0.15 per share, and (iii) common stock purchase warrants to purchase an aggregate of up to 9,685,231 shares of common stock at an exercise price of $0.25 per share.

Common Stock

Voting Rights. All shares of common stock have equal voting rights, with one vote per share, on all matters submitted to the stockholders for their consideration. The shares of common stock do not have cumulative voting rights.

Dividends. Subject to the prior rights of the holders of any series of preferred stock which may be issued, holders of common stock are entitled to receive dividends, when and if declared by the Board of Directors, out of company funds legally available therefor.

Preemptive and Liquidation Rights. Holders of shares of common stock do not have any preemptive rights or other rights to subscribe for additional shares, or any conversion rights. Upon a liquidation, dissolution, or winding up of the affairs of the company, holders of the common stock will be entitled to share ratably in the assets available for distribution to such stockholders after the payment of all liabilities and after the liquidation preference of any preferred stock outstanding at the time.

Other. There are no sinking fund provisions applicable to the common stock. The shares issued upon conversion of the 5% Senior Convertible Notes and upon exercise of the Class B Common Stock Purchase Warrants will be fully paid and non-assessable when issued.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, none of which is issued and outstanding. Under our articles of incorporation, the Board of Directors may issue shares of preferred stock in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the board of directors may determine. This is commonly referred to as “blank check” preferred stock. Blank check preferred stock may make it more difficult for current management to be replaced since management may use it to defeat an unsolicited takeover by increasing the number of shares of common stock held by existing shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc, 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117. Its telephone number is (801) 272-9294.

EXPERTS

The financial statements for each of the fiscal years ended December 31, 2006 and 2005 and the three and six months ended June 30, 2007 and 2006 included in this prospectus have been included in reliance on the report of Michael Pollack CPA, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Seyfarth Shaw LLP, Washington, D.C., will pass upon the validity of the shares of our common stock.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Subject to the Nevada Revised Statutes, our directors and executive officers are indemnified against all eligible liabilities, as set forth in our articles of incorporation.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the offering of our common stock under this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and the related exhibits. Statements made in this prospectus include summaries of material terms of the referenced contracts, agreements or documents of the company.

Reports, registration statements, proxy and information statements, and other information we have filed with the SEC can be inspected and copied at the SEC’s Public Reference Section, at 100 F Street, NE, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Section. You may obtain information on the Public Reference Section by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, registration statements, proxy and information statements and other information.

LANTIS LASER INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheet as of December 31, 2006	F-2
Consolidated Statements of Operations for the years ended
December 31, 2006 and 2005	F-3
Consolidated Statements of Changes in Stockholders’ Equity
(Deficit) for the years ended December 31, 2006 and 2005	F-4
Consolidated Statements of Cash Flows for the years ended
December 31, 2006 and 2005	F-5
Notes to Consolidated Financial Statements	F-6

Reviewed Financial Statements:
Report of Independent Registered Public Accounting Firm	F-20
Condensed Consolidated Balance Sheet as of
June 30, 2007 (Unaudited)	F-21
Condensed Consolidated Statements of Operations for the three and
six months ended June, 2007 and 2006 (Unaudited)	F-22
Condensed Consolidated Statements of Cash Flows for the three and
six months ended June, 2007 (Unaudited)	F-24
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Lantis Laser Inc.
Denville, NJ

I have audited the accompanying consolidated balance sheets of Lantis Laser Inc. (the “Company”) as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2006 and 2005 with cumulative totals since the Company’s inception. These consolidated financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. I was not engaged to perform an audit of the Company’s internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lantis Laser Inc. as of December 31, 2006 and 2005, and the results of its consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2006 and 2005 with cumulative totals since the Company’s inception in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is a development stage company and has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Michael Pollack CPA
Cherry Hill, NJ
March 21, 2007

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006

	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$348,921	$582

Total Current Assets	348,921	582

Fixed assets, net of depreciation	103,624	5,436

TOTAL ASSETS	$452,545	$6,018

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

LIABILITIES
Current Liabilities:
Loan payable - license and royalty fees	$134,000	$514,000
Loan payable - related parties	57,517	43,266
Accounts payable and accrued expenses	436,577	196,758

Total Current Liabilities	628,094	754,024

Total Liabilities	628,094	754,024

STOCKHOLDERS' (DEFICIT)
Common stock, $.001 Par Value; 990,000,000 shares authorized and 92,350,013 and 85,000,013 shares issued and outstanding, respectively	92,350	85,000
Additional paid-in capital	1,010,536	174,529
Additional paid-in capital - warrants	500,452	-
Deficits accumulated during the development stage	(1,778,887)	(1,007,535)

Total Stockholders' (Deficit)	(175,549)	(748,006)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$452,545	$6,018

The accompanying notes are an integral part of the consolidated financial statements.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
WITH CUMULATIVE TOTALS SINCE JANUARY 14, 1998 (INCEPTION)

	2006	2005	CUMULATIVE TOTALS SINCE INCEPTION JANUARY 14, 1998

OPERATING REVENUES
Sales	$-	$-	$-

OPERATING EXPENSES
Research and development	50,000	250,000	605,000
Wages and wage related expenses	219,981	60,000	379,981
Professional, consulting and marketing fees	365,739	26,554	486,757
Other general and administrative expenses	18,387	6,747	100,307
Depreciation, amortization and impairment	1,812	1,812	22,290
Total Operating Expenses	655,919	345,113	1,594,335

LOSS BEFORE OTHER INCOME (EXPENSE)	(655,919)	(345,113)	(1,594,335)

OTHER INCOME (EXPENSE)
Loss on fair value of warrants	(114,930)	-	(114,930)
Interest expense, net	(503)	(2,284)	(69,622)
Total Other Income (Expense)	(115,433)	(2,284)	(184,552)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(771,352)	(347,397)	(1,778,887)
Provision for Income Taxes	-	-	-

NET LOSS APPLICABLE TO COMMON SHARES	$(771,352)	$(347,397)	$(1,778,887)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.01)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	86,502,890	85,000,013

The accompanying notes are an integral part of the consolidated financial statements.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock		Additional Paid-in	Additional Paid-in Capital -	Deficits Accumulated During the Development
	Shares	Amount	Capital	Warrants	Stage	Total

Balance January 1, 2004	21,140,750	$21,141	$(142,437)	$-	$(42,282)	$(163,578)

Shares issued in reverse merger	60,648,000	60,648	60,648	-	(366,122)	(244,826)

Shares issued in conversion of notes	3,211,250	3,211	256,318	-	-	259,529

Net loss for the year	-	-	-	-	(251,734)	(251,734)

Balance December 31, 2004	85,000,000	85,000	174,529	-	(660,138)	(400,609)

Net loss for the year	-	-	-	-	(347,397)	(347,397)

Balance December 31, 2005	85,000,000	85,000	174,529	-	(1,007,535)	(748,006)

Shares and warrants issued in private placement, net of placement fees	5,850,000	5,850	307,507	208,143	-	521,500

Shares issued for services rendered	1,500,000	1,500	148,500	-	-	150,000

Warrants issued to former noteholders	-	-	-	159,610	-	159,610

Warrants issued to consultant in private placement	-	-	-	17,769	-	17,769

Adjust fair value of warrants issued in private placement	-	-	-	114,930	-	114,930

Royalty fees forgiven by Lawrence Livermore	-	-	380,000	-	-	380,000

Net loss for the year ended December 31, 2006	-	-	-	-	(771,352)	(771,352)

Balance December 31, 2006	92,350,000	$92,350	$1,010,536	$500,452	$(1,778,887)	$(175,549)

The accompanying notes are an integral part of the consolidated financial statements.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
WITH CUMULATIVE TOTALS SINCE JANUARY 14, 1998 (INCEPTION)

	2006	2005	CUMULATIVE TOTALS SINCE INCEPTION JANUARY 14, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(771,352)	$(347,397)	$(1,778,887)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and impairment	1,812	1,812	22,290
License fees payable for research and development	50,000	250,000	605,000
Warrants issued to former noteholders and consultants	177,379	-	177,379
Loss on fair value of warrants issued in private placement	114,930	-	114,930
Common stock issued for consulting services	150,000	-	150,000

Changes in assets and liabilities

Increase in accounts payable and accrued expenses	239,819	85,090	499,106
Total adjustments	733,940	336,902	1,568,705

Net cash (used in) operating activities	(37,412)	(10,495)	(210,182)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of fixed assets	(100,000)	-	(125,914)

Net cash (used in) investing activities	(100,000)	-	(125,914)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from notes payable	-	-	197,000
Payments of license fee payable	(50,000)	-	(91,000)
Proceeds from private placement, net of fees	521,500	-	521,500
Proceeds from related parties	14,251	10,334	57,517

Net cash provided by financing activities	485,751	10,334	685,017

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	348,339	(161)	348,921

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	582	743	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$348,921	$582	$348,921

CASH PAID DURING THE YEAR FOR:
Interest expense	$-	$-	$-

SUPPLEMENTAL NONCASH INFORMATION:

Conversion of notes and interest for common stock	$-	$-	$259,529
Conversion of license fee payable into capital	$380,000	$-	$380,000
Common stock issued for consulting services	$150,000	$-	$150,000
Warrants issued to former noteholders and consultants	$177,379	$-	$177,379
Loss on fair value of warrants issued in private placement	$114,930	$-	$114,930

The accompanying notes are an integral part of the consolidated financial statements.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

Lantis Laser, Inc. (the “Company”) was incorporated in the State of New Jersey on January 14, 1998. On November 3, 2004, the Company was acquired by Hypervelocity, Inc., a Nevada corporation.

In the transaction, the Company exchanged 100% of their stock in exchange for 127,718,500 shares of common stock of Hypervelocity, Inc. The transaction was treated for accounting purposes as a reverse merger by Lantis Laser, Inc. being the accounting acquirer. Included in the 127,718,500 shares issued to the shareholders of Lantis Laser, Inc. in the transaction, 6,422,500 shares were issued in conversion of convertible notes payable the Company had entered into in 2001 and 2003. The shares represent the conversion of the original notes, the interest accrued on those notes as well as warrants that were offered and paid for by the note holders. The value of the convertible notes, interest and warrants were $259,529.

On December 9, 2004, Hypervelocity, Inc., changed its name to Lantis Laser Inc. which is domiciled in Nevada.

On June 16, 2006, the Company authorized a 1 for 2 reverse stock split for all issued shares. All shares reflected herein have been retroactively adjusted to account for the reverse stock split as required by SAB Topic 14C.

In October 2006, the Company completed a private placement for the sale of 5,850,000 shares of its common stock at a price per share of $0.10. For every 1.8 share of stock purchased, the investors received 1 warrant. The Company valued each component in accordance with APB 14.

In December 2006, the Company issued 1,500,000 to a consulting company for public and investor relation services. These shares were valued at $.10 per share or $150,000.

The Company was formed to commercialize the application of novel technologies in the dental industry. The criteria for selected products include competitive edge, exclusivity and large market potential. The Company is in development of its Optical Coherence Tomography (OCT) Dental Imaging as its first product. The Company has licensed the exclusive rights for the dental field for the OCT patented technology from Lawrence Livermore National Laboratories (dental application patents) and LightLab Imaging (scanning patents). OCT was invented in the early 1990’s at Massachusetts Institute of Technology and it is currently being commercialized by LightLab Imaging for cardiovascular imaging, cancer detection and Carl Zeiss Meditec in ophthalmology.

Management of the Company has extensive experience in the dental industry, including technology, development, marketing and distribution, clinical and research dentistry.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

OCT is a new diagnostic imaging technology that is based on advanced photonics and fiber optics. It enables the capture of cross-sectional images of tissue with an axial resolution of ten times that of x-ray, providing tissue characterization and images that cannot be obtained by any other means, including x-ray. Information is captured by shining a near-infrared light through a single optical fiber only .006” diameter deep into the internal structures of the subject tissue.

When the light becomes scattered in the dense biological tissue, a certain component of the reflected light remains unscattered and thus contains good quantitative and structural image information. The OCT technology maps the changing intensities of reflections from the tissue to form an image of the subject area. This image, displayed on a monitor in real time, has an unprecedented amount of diagnostic information and can be manipulated, printed out and stored in a digital format.

Going Concern

As shown in the accompanying consolidated financial statements the Company has incurred recurring losses of $771,352 and $347,397 for the years ended December 31, 2006 and 2005, and has a working capital deficiency of $279,173 and $753,442 as of December 31, 2006 and 2005, respectively. The Company is currently in the development stage and has been spending a majority of their time in the development of the OCT technology which they currently hold exclusive licenses of the patents for. There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period.

Management believes that the Company’s capital requirements will depend on many factors. These factors include the final phase of development being successful as well as their product implementation, along with distribution of the product at first nationally, then internationally. The Company recently completed a private placement for the sale of 5,850,000 shares of its stock, and the Company received, net of fees $521,500 through December 31, 2006. The proceeds received will be utilized in the final development stages. The Company also renegotiated both of their license agreements and Lawrence Livermore agreed to forgive accrued royalty fees in the amount of $380,000 as the Company was not sufficiently capitalized to further develop its technology.

In the near term, the Company plans to commence a fully reporting status on a national stock exchange to gain liquidity and notoriety. The Company will continue to pursue traditional forms of financing, in addition to the approximately $750,000 it raised through convertible notes and the issuance of common stock to assist them in meeting their current working capital needs. The Company’s ability to continue as a going concern for a reasonable period is dependent upon management’s ability to raise additional interim capital and, ultimately, achieve profitable operations. There can be no assurance that management will be able to raise sufficient capital, under terms satisfactory to the Company, if at all.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Going Concern (Continued)

The consolidated financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises”. The Company has devoted substantially all of its efforts to the development of their OCT technology. Additionally, the Company has allocated a substantial portion of their time and investment in bringing their services to the market, and the raising of capital.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to derivative liabilities, bad debts, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments (other than Derivative Financial Instruments)

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. For the notes payable, the carrying amount reported is based upon the incremental borrowing rates otherwise available to the Company for similar borrowings. For the convertible debentures, fair values were calculated at net present value using the Company’s weighted average borrowing rate for debt instruments without conversion features applied to total future cash flows of the instruments.

Research and Development

The Company annually incurs costs on activities that relate to research and development of new technology and products. Research and development costs are expensed as incurred. Certain of these costs would be reduced by government grants and investment tax credits where applicable. The Company has expensed its payments in connection with the license agreement as research and development costs.

Revenue Recognition

The Company has not recognized revenues to date. The Company anticipates recognizing revenue in accordance with the contracts it enters into for the distribution of the products that are currently in development.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable

The Company when it will conduct business it will extend credit based on an evaluation of the customers’ financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. The Company has not recorded any receivables, and therefore no allowance for doubtful accounts at December 31, 2006 and 2005.

Accounts receivable will generally be due within 30 days and collateral is not required.

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting. Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

Advertising Costs

               The Company expenses the costs associated with advertising as incurred. Advertising expenses for the years ended December 31, 2006 and 2005 are included in professional, consulting and marketing fees in the consolidated statements of operations.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; computer and medical equipment - 5 years, and furniture and fixtures - 5 years.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets

Long-lived assets, primarily fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

(Loss) Per Share of Common Stock

Basic net (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

	December 31,	December 31,
	2006	2005

Net loss	$(771,352)	$(347,397)

Weighted-average common shares Outstanding (Basic)	86,502,890	85,000,013

Weighted-average common stock Equivalents
Stock options	-	-
Warrants	5,034,375	-

Weighted-average common shares Outstanding (Diluted)	91,537,265	85,000,013

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next interim period after December 15, 2005.

On January 1, 2006, the Company adopted the provisions of FAS No. 123R “Share-Based Payment” (“FAS 123R”) which requires recognition of stock-based compensation expense for all share-based payments based on fair value. Prior to January 1, 2006, the Company measured compensation expense for all of its share-based compensation using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. The Company has provided pro forma disclosure amounts in accordance with FAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123” (“FAS 148”), as if the fair value method defined by FAS No. 123, “Accounting for Stock Based Compensation” (“FAS 123”) had been applied to its stock-based compensation.

The Company has elected to use the modified-prospective approach method. Under that transition method, the calculated expense in 2006 is equivalent to compensation expense for all awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair values estimated in accordance with the original provisions of FAS 123. Stock-based compensation expense for all awards granted after January 1, 2006 is based on the grant-date fair values estimated in accordance with the provisions of FAS 123R. The Company recognizes these compensation costs, net of an estimated forfeiture rate, on a pro rata basis over the requisite service period of each vesting tranche of each award. The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating the forfeiture rate.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation (Continued)

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Segment Information

The Company follows the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. The Company only operates in one reporting segment as of December 31, 2006 and for the years ending December 31, 2006 and 2005.

Recent Accounting Pronouncements

In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 is a replacement of APB No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting and reporting of a change in accounting principle. This statement establishes that, unless impracticable, retrospective application is the required method for reporting of a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. It also requires the reporting of an error correction which involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company believes the adoption of SFAS 154 will not have a material impact on its consolidated financial statements.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In February 2006, the FASB issued Statement of Financial Accounting Standard No. 155, “Accounting for Certain Hybrid Instruments” (“SFAS 155”). FASB 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company will evaluate the impact of SFAS 155 on its consolidated financial statements.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is encouraged. The adoption of SFAS 157 is not expected to have a material impact on the consolidated financial statements.

In September 2006, the FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position (with limited exceptions). Management does not expect adoption of SFAS 158 to have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”, (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In July 2006, the FASB issued Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes.” This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Management is still evaluating what effect this will have on the Company’s consolidated financial statements.

In September 2006, the United States Securities and Exchange Commission (“SEC”) issued SAB 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s financial statements and the related financial statement disclosures. SAB 108 permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company does not anticipate that SAB 108 will have a material impact on its consolidated financial statements.

NOTE 3-	FIXED ASSETS

Fixed assets as of December 31, 2006 and 2005 were as follows:

	Estimated Useful
	Lives (Years)	2006	2005

Computer and medical equipment	5	$113,914	$13,914
Software	3	12,000	12,000
		125,914	25,914
Less: accumulated depreciation		(22,290)	(20,478)
Fixed assets, net		$103,624	$5,436

There was $1,812 and $1,812 charged to operations for depreciation expense for the years ended December 31, 2006 and 2005, respectively.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005

NOTE 4-	LOAN PAYABLE

The Company on September 14, 2001, entered into a Limited Exclusive Patent License Agreement for Optical Coherence Tomography for Human and Animal Dentistry with The Regents of the University of California (Lawrence Livermore National Laboratories). Pursuant to this license agreement, the Company entered into an installment note with Lawrence Livermore National Laboratories. In the license agreement, the Company agreed to pay to Lawrence Livermore a total of $175,000 in installments commencing September 2001. The $175,000 note did not include annual minimum royalty fees or interest. The first installment was a license issue fee of $15,000 which was paid by the Company. The second installment of $50,000 was the second part of the issue fee that was to be paid in nine monthly installments commencing April 2003 were partially paid by the Company ($26,000). The last installment was originally due December 31, 2005 but it was extended by Lawrence Livermore to October 1, 2006 in the amount of $110,000. The total due under the license agreement was $134,000, prior to a payment made by the Company in October 2006 of $50,000. Upon payment of this amount, the parties agreed to amend the agreement they had for payment of the balance of $84,000 along with the unpaid royalty fees of $380,000 for 2003, 2004 and 2005 as noted below.

In addition to the license fee, the Company agreed to pay minimum royalties to Lawrence Livermore beginning in 2004. The Company prior to the amendment to the agreement had not paid any of the royalties to Lawrence Livermore.

The royalties due were for 2003 $30,000, for 2004 $100,000 and $250,000 for 2005. These fees were to be paid February 28 of each year for the prior calendar year. The royalties due were $380,000.

The parties agreed on December 22, 2006 to amend the agreement. The Company agreed to pay Lawrence Livermore a total of $144,000 in three installments; $10,000 by February 28, 2007 (which was for maintenance fees for 2007 and paid by the Company), $84,000 by July 28, 2007, and the final $50,000 by December 31, 2007. The $380,000 of minimum royalties have been forgiven by Lawrence Livermore and reclassified to additional paid in capital as of December 22, 2006.

Total amounts outstanding to Lawrence Livermore as of December 31, 2006 and 2005 were $134,000 and $514,000, respectively.

NOTE 5-	RELATED PARTY LOANS

The Company has unsecured loans with two of its directors that accrue interest at 6% per annum. There was $57,517 and $43,266 outstanding as of December 31, 2006 and 2005, respectively. These loans were made to fund the Company with working capital during the development stage. As of December 31, 2006 there is $11,577 in accrued interest. Interest expense for the years ended December 31, 2006 and 2005 were $3,363 and $2,286, respectively.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005

NOTE 6-	COMMITMENTS

LightLab

The Company, other than its obligations under the License Agreement with Lawrence Livermore as well as its obligations under the Non-Exclusive License Agreement for Imaging Patents between themselves and LightLab Imaging, LLC entered into August 8, 2001, has no other commitments.

The License Agreement had an original term of 5 years, commencing 2 years after the original agreement date, which would expire August 8, 2008, and the license could be renewed. The minimum royalty requirements were based on Net Sales by the Company. Since the Company generated no sales in the periods, there were no amounts due. On December 19, 2006, the Company and LightLab Imaging, Inc. negotiated an amendment whereby the new term of the agreement is, unless terminated by either party, remain in effect for three years following whichever of the following events occurs first: i) the Company’s release of a licensed product; ii) the Company’s first commercial sale of a licensed product, or; iii) July 1, 2007 (July 1, 2010).

Employment Agreements

The Company has entered into employment agreements with its two senior officers through December 31, 2008. The agreements obligate the Company to pay these officers $200,000 per year through December 31, 2008. Total commitment for the Company is $400,000 through December 31, 2008, $200,000 per year for 2007 and 2008. The Company and the officers can terminate these agreements, and can adjust compensation at anytime during the length of the contracts.

NOTE 7-	STOCKHOLDERS’ DEFICIT

Common Stock

As of December 31, 2006, the Company has 990,000,000 shares of common stock authorized with a par value of $.001. On December 9, 2004, Lantis Laser Inc. increased the authorized shares from 250,000,000 to 990,000,000. They also removed the 1,000,000 shares of preferred stock from its charter.

The Company has 92,350,013 and 85,000,000 shares issued and outstanding as of December 31, 2006 and 2005, respectively.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005

NOTE 7-	STOCKHOLDERS’ DEFICIT (CONTINUED)

Common Stock (Continued)

During the year ended December 31, 2006, the Company completed a private placement resulting in the sale of 5,850,000 shares of its common stock at a price per share of $0.10. For every 1.8 share of common stock purchased, the investors received 1 warrant. The Company valued each component in accordance with APB 14. The Company received, net of fees $521,500 through December 31, 2006. The Company also issued 1,500,000 to a consulting company for public and investor relation services. These shares were valued at $.10 per share or $150,000.

On June 16, 2006, the Company authorized a reverse 1 for 2 stock split on all issued shares. All shares herein have been reflected retroactive to the stock split.

For the year ended December 31, 2005, the Company issued no shares of common stock.

During 2004, the only shares issued were in connection with the reverse merger between Lantis Laser, Inc. and Hypervelocity, Inc. The total shares issued were 127,718,500 which included the shares issued for the conversion of the notes of 6,422,500, done simultaneously with the merger.

Warrants

The Company granted 3,250,000 warrants to the investors who took part in the private placement based on a 1:1.8 conversion ratio. The warrants were valued in accordance with APB 14 at a value of $208,143 utilizing the Black-Scholes method. The warrants have a fair value of $323,073, and the loss of $114,930 have been reflected in the consolidated statements of operations.

The Company granted 1,605,625 warrants to former noteholders that had previously converted their notes into shares of common stock in 2004. The Company valued these warrants utilizing the Black-Scholes method and expensed them in their consolidated statements of operations. The warrants have a fair value of $159,610.

The Company granted 178,750 warrants to a consultant who assisted the Company in their private placement. The Company valued these warrants utilizing the Black-Scholes method and expensed them in their consolidated statements of operations. The warrants have a fair value of $17,769.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005

NOTE 7-	STOCKHOLDERS’ DEFICIT (CONTINUED)

The following is a breakdown of the warrants:

	Exercise	Date
Warrants	Price	Issued	Term
3,250,000	$0.15	9/28/2006	5 years
1,605,625	$0.15	9/28/2006	5 years
178,750	$0.15	9/28/2006	5 years
5,034,375

NOTE 8-	PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At December 31, 2006 and 2005, deferred tax assets consist of the following:

	2006	2005
Net operating losses	$565,745	$342,562

Valuation allowance	(565,745)	(342,562)

	$-	$-

At December 31, 2006, the Company had a net operating loss carryforward in the approximate amount of $1,663,957 available to offset future taxable income through 2026. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods. A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the periods ended December 31, 2006 and 2005 is summarized as follows:

	2006	2005
Federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal benefits	3.3	3.3
Valuation allowance	30.7	30.7
	0%	0%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Lantis Laser Inc.
Denville, NJ

I have reviewed the accompanying consolidated balance sheet of Lantis Laser Inc. (the “Company”) as of June 30, 2007 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the six months ended June 30, 2007 and 2006 with cumulative totals since the Company’s inception. These consolidated financial statements are the responsibility of the Company’s management.

I conducted my reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my reviews, I am not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is a development stage company and has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Michael Pollack CPA
Cherry Hill, NJ
August 4. 2007

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
JUNE 30, 2007 (UNAUDITED)

ASSETS

Current Assets:
Cash and cash equivalents	$2,182,610
Prepaid expenses and other current assets	3,210

Total Current Assets	2,185,820

Fixed assets, net of depreciation	92,718

Other Assets:
Debt issuance costs, net of amortization	275,957

Total Other Assets	275,957

TOTAL ASSETS	$2,554,495

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

LIABILITIES
Current Liabilities:
Current portion of convertible notes, net of discount	$695,068
Loan payable - license and royalty fees	134,000
Accrued interest - convertible notes	27,123
Accounts payable and accrued expenses	516,620

Total Current Liabilities	1,372,811

Long-term Liabilities:
Convertible notes payable, net of discount and current portion	1,344,837

Total Long-term Liabilities	1,344,837

Total Liabilities	2,717,648

STOCKHOLDERS' (DEFICIT)
Preferred stock, $.001 Par Value; 10,000,000 shares authorized and 0 shares issued and outstanding	-
Common stock, $.001 Par Value; 990,000,000 shares authorized and 92,350,013 shares issued and outstanding	92,350
Additional paid-in capital	1,010,536
Additional paid-in capital - warrants	1,436,805
Deficits accumulated during the development stage	(2,702,844)

Total Stockholders' (Deficit)	(163,153)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$2,554,495

The accompanying notes are an integral part of the consolidated financial statements.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2007 AND 2006
WITH CUMULATIVE TOTALS SINCE JANUARY 14, 1998 (INCEPTION)

					CUMULATIVE
	SIX MONTHS ENDED		THREE MONTHS ENDED		TOTALS SINCE
	JUNE 30,		JUNE 30,		INCEPTION
	2007	2006	2007	2006	JANUARY 14, 1998

OPERATING REVENUES
Sales	$-	$-	$-	$-	$-

OPERATING EXPENSES
Research and development	175,908	-	107,684	-	780,908
Wages and wage related expenses	100,000	40,000	50,000	20,000	479,981
Professional, consulting and marketing fees	425,810	3,500	356,390	3,500	912,567
Other general and administrative expenses	27,911	4,086	11,275	1,871	128,218
Depreciation	10,906	906	5,453	453	33,196
Total Operating Expenses	740,535	48,492	530,802	25,824	2,334,870

LOSS BEFORE OTHER INCOME (EXPENSE)	(740,535)	(48,492)	(530,802)	(25,824)	(2,334,870)

OTHER INCOME (EXPENSE)
Loss on fair value of warrants	(130,703)	-	(130,703)	-	(245,633)
Amortization of debt issuance costs	(16,233)		(16,233)		(16,233)
Interest expense - debt discount	(26,537)		(26,537)		(26,537)
Interest income (expense), net	(9,949)	(1,544)	(10,934)	(771)	(79,571)
Total Other Income (Expense)	(183,422)	(1,544)	(184,407)	(771)	(367,974)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(923,957)	(50,036)	(715,209)	(26,595)	(2,702,844)
Provision for Income Taxes	-	-	-	-	-

NET LOSS APPLICABLE TO COMMON SHARES	$(923,957)	$(50,036)	$(715,209)	$(26,595)	$(2,702,844)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.01)	$(0.00)	$(0.01)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	92,350,013	85,000,000	92,350,013	85,000,000

The accompanying notes are an integral part of the consolidated financial statements.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) (UNAUDITED)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 AND SIX MONTHS ENDED JUNE 30, 2007

						Additional	Deficits
					Additional	Paid-in	Accumulated
	Preferred Stock		Common Stock		Paid-in	Capital -	During the Development
	Shares	Amount	Shares	Amount	Capital	Warrants	Stage	Total

Balance January 1, 2004	-	$-	200	$200	$87	$-	$(408,404)	$(408,117)

Shares issued in reverse merger	-	-	81,788,563	81,589	(81,876)	-	-	(287)

Shares issued in conversion of notes	-	-	3,211,250	3,211	256,318	-	-	259,529

Net loss for the year	-	-	-	-	-	-	(251,734)	(251,734)

Balance December 31, 2004	-	-	85,000,013	85,000	174,529	-	(660,138)	(400,609)

Net loss for the year	-	-	-	-	-	-	(347,397)	(347,397)

Balance December 31, 2005	-	-	85,000,013	85,000	174,529	-	(1,007,535)	(748,006)

Shares and warrants issued in private placement, net of placement fees	-	-	5,850,000	5,850	307,507	208,143	-	521,500

Shares issued for services rendered	-	-	1,500,000	1,500	148,500	-	-	150,000

Warrants issued to former noteholders	-	-	-	-	-	159,610	-	159,610

Warrants issued to consultant in private placement	-	-	-	-	-	17,769	-	17,769

Adjust fair value of warrants issued in private placement	-	-	-	-	-	114,930	-	114,930

Royalty fees forgiven by Lawrence Livermore	-	-	-	-	380,000	-	-	380,000

Net loss for the year ended December 31, 2006	-	-	-	-	-	-	(771,352)	(771,352)

Balance December 31, 2006	-	-	92,350,013	92,350	1,010,536	500,452	(1,778,887)	(175,549)

Warrants issued to placement agent	-	-	-	-	-	292,518	-	292,518

Warrants issued to convertible noteholders	-	-	-	-	-	513,132	-	513,132

Adjust fair value of warrants issued in private placement	-	-	-	-	-	130,703	-	130,703

Net loss for the period ended June 30, 2007	-	-	-	-	-	-	(923,957)	(923,957)

Balance June 30, 2007	-	$-	92,350,013	$92,350	$1,010,536	$1,436,805	$(2,702,844)	$(163,153)

The accompanying notes are an integral part of the
consolidated financial statements.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006
WITH CUMULATIVE TOTALS SINCE JANUARY 14, 1998 (INCEPTION)

	2007	2006	CUMULATIVE TOTALS SINCE INCEPTION JANUARY 14, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(923,957)	$(50,036)	$(2,702,844)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10,906	906	33,196
Amortization of debt issuance costs	16,233		16,233
Interest expense - debt discount	26,537		26,537
License fees payable for research and development	-	-	605,000
Warrants issued to former noteholders and consultants	292,518	-	469,897
Loss on fair value of warrants issued in private placement	130,703	-	245,633
Common stock issued for consulting services	-	-	150,000

Changes in assets and liabilities
(Increase) in prepaid expenses and other current assets	(3,210)	-	(3,210)
Increase in accounts payable and and accrued expenses	107,166	32,546	606,272
Total adjustments	580,853	33,452	2,149,558

Net cash (used in) operating activities	(343,104)	(16,584)	(553,286)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of fixed assets	-	-	(125,914)

Net cash (used in) investing activities	-	-	(125,914)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from notes payable	-	-	197,000
Proceeds from convertible notes and warrants, net of debt issuance costs	2,234,310		2,234,310
Payments of license fee payable	-	-	(91,000)
Proceeds from private placement, net of fees	-	-	521,500
Proceeds (payments) from related parties	(57,517)	16,476	-

Net cash provided by financing activities	2,176,793	16,476	2,861,810

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,833,689	(108)	2,182,610

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	348,921	582	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$2,182,610	$474	$2,182,610

CASH PAID DURING THE YEAR FOR:
Interest expense	$13,617	$-	$13,617

SUPPLEMENTAL NONCASH INFORMATION:

Conversion of notes and interest for common stock	$-	$-	$259,529
Conversion of license fee payable into capital	$-	$-	$380,000
Common stock issued for consulting services	$-	$-	$150,000
Warrants issued to former noteholders and consultants	$292,518	$-	$469,897
Loss on fair value of warrants issued in private placement	$130,703	$-	$245,633

The accompanying notes are an integral part of the consolidated financial statements.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

Lantis Laser, Inc. (the “Company”) was incorporated in the State of New Jersey on January 14, 1998. On November 3, 2004, the Company was acquired by Hypervelocity, Inc., a Nevada corporation.

In the transaction, the Company exchanged 100% of their stock in exchange for 127,718,500 shares of common stock of Hypervelocity, Inc. The transaction was treated for accounting purposes as a reverse merger by Lantis Laser, Inc. being the accounting acquirer. Included in the 127,718,500 shares issued to the shareholders of Lantis Laser, Inc. in the transaction, 6,422,500 shares were issued in conversion of convertible notes payable the Company had entered into in 2001 and 2003. The shares represent the conversion of the original notes, the interest accrued on those notes as well as warrants that were offered and paid for by the note holders. The value of the convertible notes, interest and warrants were $259,529.

On December 9, 2004, Hypervelocity, Inc., changed its name to Lantis Laser Inc. which is domiciled in Nevada.

On June 16, 2006, the Company authorized a 1 for 2 reverse stock split for all issued shares. All shares reflected herein have been retroactively adjusted to account for the reverse stock split as required by SAB Topic 14C.

In October 2006, the Company completed a private placement for the sale of 5,850,000 shares of its common stock at a price per share of $0.10. For every 1.8 share of stock purchased, the investors received 1 warrant. The Company valued each component in accordance with APB 14.

In December 2006, the Company issued 1,500,000 shares to a consulting company for public and investor relation services. These shares were valued at $.10 per share or $150,000.

In April and May 2007, the Company issued 5% Senior Convertible 3 Year Notes to investors in the amount of $2,526,500, which equaled the gross proceeds raised by the Company (the “Convertible Notes”). The Convertible Notes are convertible to shares of the Company’s common stock anytime in the three-year period at a fixed conversion price of $.15. The Convertible Notes will convert into 16,843,333 shares of the Company’s common stock. None of the notes have been converted as of June 30, 2007. The convertible noteholders received 6,737,333 detachable warrants with their notes. The warrants are exercisable for five years from date of issue at an exercise price of $.25. The Company under APB 14 separately valued the warrants at $513,132, and recorded a debt discount in that amount which is being amortized to interest expense over the three-year Convertible Notes period. There was no beneficial conversion feature embedded in these notes as calculated in EITF 00-27, as the intrinsic value of the conversion option is less than the effective conversion price.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

The Company was formed to commercialize the application of novel technologies in the dental industry. The criteria for selected products include competitive edge, exclusivity and large market potential. The Company is in development of its Optical Coherence Tomography (OCT) Dental Imaging as its first product. The Company has licensed the exclusive rights for the dental field for the OCT patented technology from Lawrence Livermore National Laboratories (dental application patents) and LightLab Imaging (scanning patents). OCT was invented in the early 1990’s at Massachusetts Institute of Technology and it is currently being commercialized by LightLab Imaging for cardiovascular imaging, cancer detection and Carl Zeiss Meditec in ophthalmology. On May 31, 2007, the Company entered into an exclusive licensing agreement for the field of dentistry with The University of Florida Research Foundation for novel technology relevant to the imaging probe of its Dental Imaging System. The Agreement carries a $1,000.00 initial licensing fee with royalty payments to commence in to 2008.

Management of the Company has extensive experience in the dental industry, including technology, development, marketing and distribution, clinical and research dentistry.

OCT is a new diagnostic imaging technology that is based on advanced photonics and fiber optics. It enables the capture of cross-sectional images of tissue with an axial resolution of ten times that of x-ray, providing tissue characterization and images that cannot be obtained by any other means, including x-ray. Information is captured by shining a near-infrared light through a single optical fiber only .006” diameter deep into the internal structures of the subject tissue.

When the light becomes scattered in the dense biological tissue, a certain component of the reflected light remains unscattered and thus contains good quantitative and structural image information. The OCT technology maps the changing intensities of reflections from the tissue to form an image of the subject area. This image, displayed on a monitor in real time, has an unprecedented amount of diagnostic information and can be manipulated, printed out and stored in a digital format.

Going Concern

As shown in the accompanying consolidated financial statements the Company has incurred recurring losses of $923,957 and $50,036 for the six months ended June 30, 2007 and 2006. The Company is currently in the development stage and has been spending a majority of their time in the development of the OCT technology which they currently hold exclusive licenses of the patents for. There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Going Concern (Continued)

Management believes that the Company’s capital requirements will depend on many factors. These factors include the final phase of development being successful as well as their product implementation, along with distribution of the product at first nationally, then internationally. The Company recently completed a debt offering in the form of a 5% Senior Convertible Note in the amount of $2,526,500 as well as a private placement for $585,000 with the issue of 5,850,000 of its stock, and the Company received, net of fees, $2,786,785 from both offerings. The proceeds received will be utilized in the Phase 2 and final stages of development.

The Company also renegotiated both of their license agreements and Lawrence Livermore agreed to forgive accrued royalty fees in the amount of $380,000 as the Company was not sufficiently capitalized to further develop its technology.

In the near term, the Company plans to commence a fully reporting status on a national stock exchange to gain liquidity and notoriety. The Company will continue to pursue traditional forms of financing, in addition to the approximately $3,250,000 it raised through convertible notes and the issuance of common stock to assist them in meeting their current working capital needs. The Company’s ability to continue as a going concern for a reasonable period is dependent upon management’s ability to raise additional interim capital and, ultimately, achieve profitable operations. There can be no assurance that management will be able to raise sufficient capital, under terms satisfactory to the Company, if at all.

The consolidated financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises”. The Company has devoted substantially all of its efforts to the development of their OCT technology. Additionally, the Company has allocated a substantial portion of their time and investment in bringing their services to the market, and the raising of capital.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to derivative liabilities, bad debts, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. Any amounts of cash in financial institutions over $100,000 is not FDIC insured, and exposes the Company to cash concentration risk.

Fair Value of Financial Instruments (other than Derivative Financial Instruments)

The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. For the notes payable, the carrying amount reported is based upon the incremental borrowing rates otherwise available to the Company for similar borrowings. For the convertible debentures, fair values were calculated at net present value using the Company’s weighted average borrowing rate for debt instruments without conversion features applied to total future cash flows of the instruments.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Research and Development

The Company annually incurs costs on activities that relate to research and development of new technology and products. Research and development costs are expensed as incurred. Certain of these costs would be reduced by government grants and investment tax credits where applicable. The Company has expensed its payments in connection with the license agreement as research and development costs.

Revenue Recognition

The Company has not recognized revenues to date. The Company anticipates recognizing revenue in accordance with the contracts it enters into for the distribution of the products that are currently in development.

Accounts Receivable

The Company when it will conduct business it will extend credit based on an evaluation of the customers’ financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. The Company has not recorded any receivables, and therefore no allowance for doubtful accounts at June 30, 2007.

Accounts receivable will generally be due within 30 days and collateral is not required.

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting. Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

Advertising Costs

The Company expenses the costs associated with advertising as incurred. Advertising expenses for the six months ended June 30, 2007 and 2006 are included in professional, consulting and marketing fees in the consolidated statements of operations.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; computer and medical equipment - 5 years, and furniture and fixtures - 5 years.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fixed Assets (Continued)

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

Impairment of Long-Lived Assets

Long-lived assets, primarily fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

(Loss) Per Share of Common Stock

Basic net (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(Loss) Per Share of Common Stock (Continued)

The following is a reconciliation of the computation for basic and diluted EPS:

	June 30, 2007	June 30, 2006

Net loss	$(923,957)	$(50,036)

Weighted-average common shares Outstanding (Basic)	92,350,013	85,000,000

Weighted-average common stock Equivalents
Convertible Notes	16,843,333	-
Stock options	-	-
Warrants	14,719,291	-

Weighted-average common shares
Outstanding (Diluted)	123,912,637	85,000,000

Stock-Based Compensation

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next interim period after December 15, 2005.

On January 1, 2006, the Company adopted the provisions of FAS No. 123R “Share-Based Payment” (“FAS 123R”) which requires recognition of stock-based compensation expense for all share-based payments based on fair value. Prior to January 1, 2006, the Company measured compensation expense for all of its share-based compensation using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. The Company has provided pro forma disclosure amounts in accordance with FAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123” (“FAS 148”), as if the fair value method defined by FAS No. 123, “Accounting for Stock Based Compensation” (“FAS 123”) had been applied to its stock-based compensation.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation (Continued)

The Company has elected to use the modified-prospective approach method. Under that transition method, the calculated expense in 2006 is equivalent to compensation expense for all awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair values estimated in accordance with the original provisions of FAS 123. Stock-based compensation expense for all awards granted after January 1, 2006 is based on the grant-date fair values estimated in accordance with the provisions of FAS 123R. The Company recognizes these compensation costs, net of an estimated forfeiture rate, on a pro rata basis over the requisite service period of each vesting tranche of each award. The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating the forfeiture rate.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Segment Information

The Company follows the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. The Company only operates in one reporting segment as of June 30, 2007 and for the six months ended June 30, 2007 and 2006.

Debt Issuance Costs

Debt issuance costs relate to the fees paid in connection with the Convertible Notes. These fees are being amortized over the life of the Convertible Notes which is three years. Should the notes be converted prior to the maturity date of three years, than the debt issuance costs will be amortized sooner. The Company amortized $16,233 for the six months ended June 30, 2007. There were no debt issuance costs during the six months ended June 30, 2006.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 is a replacement of APB No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting and reporting of a change in accounting principle. This statement establishes that, unless impracticable, retrospective application is the required method for reporting of a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle.

It also requires the reporting of an error correction which involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not have a material impact on its consolidated financial statements.

In February 2006, the FASB issued Statement of Financial Accounting Standard No. 155, “Accounting for Certain Hybrid Instruments” (“SFAS 155”). FASB 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 did not have an impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is encouraged. The adoption of SFAS 157 did not have a material impact on the consolidated financial statements.

In September 2006, the FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position (with limited exceptions). The adoption of SFAS 158 did not have a material impact on the Company’s consolidated financial statements.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115”, (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In July 2006, the FASB issued Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes.” This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the United States Securities and Exchange Commission (“SEC”) issued SAB 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s financial statements and the related financial statement disclosures. SAB 108 permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial statements.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 3-	FIXED ASSETS

Fixed assets as of June 30, 2007 were as follows:

	Estimated Useful
	Lives (Years)

Computer and medical equipment	5	$113,914
Software	3	12,000
		125,914
Less: accumulated depreciation		(33,196)
Fixed assets, net		$92,718

There was $10,906 and $906 charged to operations for depreciation expense for the six months ended June 30, 2007 and 2006, respectively.

NOTE 4-	CONVERTIBLE NOTES

In April and May 2007, the Company issued 5% Senior Convertible 3 Year Notes to investors in the amount of $2,526,500, which equaled the gross proceeds raised by the Company (the “Convertible Notes”). The Convertible Notes are convertible to shares of the Company’s common stock anytime in the three-year period at a fixed conversion price of $.15. The Convertible Notes will convert into 16,843,333 shares of the Company’s common stock. None of the notes have been converted as of June 30, 2007. The convertible noteholders received 6,737,333 detachable warrants with their notes. The warrants are exercisable for 5 years at an exercise price of $.25. The Placement Agent received 2,947,583 exercisable at $.25 for 5 years. The Company under APB 14 separately valued the warrants at $513,132, and recorded a debt discount in that amount which is being amortized to interest expense over the three-year Convertible Notes period. There was no beneficial conversion feature embedded in these notes as calculated in EITF 00-27, as the intrinsic value of the conversion option is less than the effective conversion price.

Proceeds of the $2,526,500 allocated as follows (utilizing allocation as promulgated in APB 14):

i)	Convertible Notes - $2,013,368; and
ii)	Warrants (also Debt Discount) - $513,132.

The debt discount of $513,132 is being amortized using the effective interest method over the life of the Convertible Notes of three years.

The warrants have been adjusted to fair value, and the Company has incurred a loss on the fair value adjustment of $130,703 for the six months ended June 30, 2007.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 4-	CONVERTIBLE NOTES (CONTINUED)

Interest expense on the Convertible Notes for the six months ended June 30, 2007 was $27,123 and is accrued at June 30, 2007. Interest expense on the debt discount for the six months ended June 30, 2007 was $26,537. There are no amounts for the six months ended June 30, 2006 as the debt did not exist then.

The summary of the Convertible Notes is as follows at June 30, 2007:

$2,526,500 Convertible Nebenture, net of discount of $513,132 at 5% interest per annum due May 2010	$2,039,905

Less: Current maturities	(695,068)

Long-term portion	$1,344,837

Maturities over the next three years is as follows:

June 30,
2008	-
2009	-
2010	2,526,500

$2,526,500

NOTE 5-	LOAN PAYABLE - LICENSE AND ROYALTY FEES

The Company on September 14, 2001, entered into a Limited Exclusive Patent License Agreement for Optical Coherence Tomography for Human and Animal Dentistry with The Regents of the University of California (Lawrence Livermore National Laboratories). Pursuant to this license agreement, the Company entered into an installment note with Lawrence Livermore National Laboratories. In the license agreement, the Company agreed to pay to Lawrence Livermore a total of $175,000 in installments commencing September 2001. The $175,000 note did not include annual minimum royalty fees or interest. The first installment was a license issue fee of $15,000 which was paid by the Company. The second installment of $50,000 was the second part of the issue fee that was to be paid in nine monthly installments commencing April 2003 were partially paid by the Company ($26,000). The last installment was originally due December 31, 2005 but it was extended by Lawrence Livermore to October 1, 2006 in the amount of $110,000. The total due under the license agreement was $134,000, prior to a payment made by the Company in October 2006 of $50,000. Upon payment of this amount, the parties agreed to amend the agreement they had for payment of the balance of $84,000 along with the unpaid royalty fees of $380,000 for 2003, 2004 and 2005 as noted below. The Company incurred $10,000 of maintenance fees in February 2007, and paid these on February 28, 2007.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 5-	LOAN PAYABLE - LICENSE AND ROYALTY FEES (CONTINUED)

In addition to the license fee, the Company agreed to pay minimum royalties to Lawrence Livermore beginning in 2004. The Company prior to the amendment to the agreement had not paid any of the royalties to Lawrence Livermore.

The royalties due were for 2003 $30,000, for 2004 $100,000 and $250,000 for 2005. These fees were to be paid February 28 of each year for the prior calendar year. The royalties due were $380,000.

The parties agreed on December 22, 2006 to amend the agreement. The Company agreed to pay Lawrence Livermore a total of $144,000 in three installments; $10,000 by February 28, 2007 (which was for maintenance fees for 2007 and paid by the Company), $84,000 by July 28, 2007, and the final $50,000 by December 31, 2007. The $380,000 of minimum royalties have been forgiven by Lawrence Livermore and reclassified to additional paid in capital as of December 22, 2006.

Total amounts outstanding to Lawrence Livermore as of June 30, 2007 was $134,000.

NOTE 6-	RELATED PARTY LOANS

The Company has unsecured loans with two of its directors that accrue interest at 6% per annum. There was $56,517 outstanding as of March 31, 2007, and this amount was paid in April 2007 along with all of the accrued interest through March 31, 2007 of $12,432 and interest for April 2007 of $1,185. These loans were made to fund the Company with working capital during the development stage. Interest expense for the six months ended June 30, 2007 and 2006 were $2,040 and $1,544, respectively.

NOTE 7-	COMMITMENTS

LightLab

The Company, other than its obligations under the License Agreement with Lawrence Livermore as well as its obligations under the Non-Exclusive License Agreement for Imaging Patents between themselves and LightLab Imaging, LLC entered into August 8, 2001, has no other commitments.

The License Agreement had an original term of 5 years, commencing 2 years after the original agreement date, which would expire August 8, 2008, and the license could be renewed. The minimum royalty requirements were based on Net Sales by the Company. Since the Company generated no sales in the periods, there were no amounts due. On December 19, 2006, the Company and LightLab Imaging, Inc. negotiated an amendment whereby the new term of the agreement is, unless terminated by either party, remain in effect for three years following whichever of the following events occurs first: i) the Company’s release of a licensed product; ii) the Company’s first commercial sale of a licensed product, or; iii) July 1, 2007 (July 1, 2010).

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 7-	COMMITMENTS (CONTINUED)

University of Florida

On May 31, 2007, the Company entered into an exclusive licensing agreement for the field of dentistry with The University of Florida Research Foundation for novel technology relevant to the imaging probe of its Dental Imaging System. The Agreement carries a $1,000.00 initial licensing fee with royalty payments to commence in to 2008.

Employment Agreements

The Company has entered into employment agreements with its two senior officers through December 31, 2008. The agreements obligate the Company to pay these officers $200,000 per year through December 31, 2008. Total commitment for the Company is $400,000 through December 31, 2008, $200,000 per year for 2007 and 2008. The Company and the officers can terminate these agreements, and can adjust compensation at anytime during the length of the contracts.

NOTE 8-	STOCKHOLDERS’ DEFICIT

Common Stock and Preferred Stock

As of June 30, 2007, the Company has 990,000,000 shares of common stock authorized with a par value of $.001. On December 9, 2004, Lantis Laser Inc. increased the authorized shares from 250,000,000 to 990,000,000. They also removed the 1,000,000 shares of preferred stock from its charter, and on January 23, 2007, amended their articles of incorporation to create a class of preferred stock, and authorized the issuance of 10,000,000 shares of preferred stock at $.001 par value. No shares have been issued to date.

The Company has 92,350,013 shares issued and outstanding as of June 30, 2007.

The Company has not issued any shares in 2007.

During the year ended December 31, 2006, the Company completed a private placement resulting in the sale of 5,850,000 shares of its common stock at a price per share of $0.10. For every 1.8 share of common stock purchased, the investors received 1 warrant. The Company valued each component in accordance with APB 14. The Company received, net of fees $521,500 through December 31, 2006. The Company also issued 1,500,000 to a consulting company for public and investor relation services. These shares were valued at $.10 per share or $150,000.

On June 16, 2006, the Company authorized a reverse 1 for 2 stock split on all issued shares. All shares herein have been reflected retroactive to the stock split.

For the year ended December 31, 2005, the Company issued no shares of common stock.

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 8-	STOCKHOLDERS’ DEFICIT (CONTINUED)

Common Stock and Preferred Stock (Continued)

During 2004, the only shares issued were in connection with the reverse merger between Lantis Laser, Inc. and Hypervelocity, Inc. The total shares issued were 127,718,500 which included the shares issued for the conversion of the notes of 6,422,500, done simultaneously with the merger.

Warrants

The Company granted 3,250,000 warrants to the investors who took part in the private placement of $585,000 based on a 1:1.8 conversion ratio. The warrants were valued in accordance with APB 14 at a value of $208,143 utilizing the Black-Scholes method. The warrants have a fair value of $323,073, and the loss of $114,930 has been reflected in the consolidated statements of operations.

The Company granted 1,605,625 warrants to former noteholders that had previously converted their notes into shares of common stock in 2004. The Company valued these warrants utilizing the Black-Scholes method and expensed them in their consolidated statements of operations. The warrants have a fair value of $159,610.

The Company granted 178,750 warrants to a consultant who assisted the Company in their private placement. The Company valued these warrants utilizing the Black-Scholes method and expensed them in their consolidated statements of operations. The warrants have a fair value of $17,769.

The Company granted 6,737,333 warrants to the convertible noteholders investors who took part in the debt offering based on a 4:10 conversion ratio. The warrants were valued in accordance with APB 14 at a value of $513,132 utilizing the Black-Scholes method. The warrants have a fair value of $643,835, and the loss of $130,703 has been reflected in the consolidated statements of operations.

The Company granted 2,947,583 warrants to the placement agent who managed the issuance of the 5% Senior Convertible Note. The Company valued these warrants utilizing the Black-Scholes method and expensed them in their consolidated statements of operations. The warrants have a fair value of $292,518.

The following is a breakdown of the warrants:

LANTIS LASER INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2007 AND 2006 (UNAUDITED)

NOTE 8-	STOCKHOLDERS’ DEFICIT (CONTINUED)

Warrants (Continued)

Warrants	Exercise Price	Date Issued	Term
3,250,000	$0.15	9/28/2006	5 years
1,605,625	$0.15	9/28/2006	5 years
178,750	$0.15	9/28/2006	5 years
6,737,333	$0.25	5/1/2007	5 Years
2,947,583	$0.25	5/17/2007	5 years
14,719,291

NOTE 9-	PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At June 30, 2007, deferred tax assets consist of the following:

Net operating losses	$735,199

Valuation allowance	(735,199)

$-

At June 30, 2007, the Company had a net operating loss carryforward in the approximate amount of $2,162,350 available to offset future taxable income through 2027. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods. A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the periods ended June 30, 2007 and 2006 is summarized as follows:

	2007	2006
Federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal benefits	3.3	3.3
Valuation allowance	30.7	30.7
	0%	0%

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. Neither the delivery of this prospectus nor any offer, solicitation or sale made under this prospectus shall imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in our affairs since the date of this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Dealer Prospectus Delivery Obligation

Until 180 days from the effective date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Lantis Laser Inc.

55,017,870 shares of common stock

PROSPECTUS

___________, 2007

Part II
Information Not Required In Prospectus

Item 24. Indemnification of Officers and Directors

Section 145 of the Nevada Revised Statutes provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Registrant’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Nevada Revised Statutes, as amended from time to time, each person that such section grants us the power to indemnify.

The Nevada Revised Statutes permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

• any breach of the director’s duty of loyalty to the corporation or its stockholders;

• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

• payments of unlawful dividends or unlawful stock repurchases or redemptions; or

• any transaction from which the director derived an improper personal benefit.

The Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown below are estimates except for the SEC registration fee.

SEC registration fee	$408
Legal fees and expenses	20,000
Printing expenses	2,000
Accounting fees	1,000
Miscellaneous	-0-
Total	$23,408

Item 26. Recent Sales of Unregistered Securities

In December 2006, we issued a 1,500,000 shares of common stock to one company in consideration of services rendered. We issued these shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act based upon, among other things, the size and manner of the offering.

In June 2007, we issued 100,000 shares of common stock to one company in consideration of services rendered. We issued these shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act based upon, among other things, the size and manner of the offering.

In July 2007, we issued a total of 75,000 shares of common stock to a company and an individual in consideration of services rendered. We issued these shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act based upon, among other things, the size and manner of the offering.

    In September 2007, we issued 230,000 shares of common stock to one company in consideration of services rendered. We issued these shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act based upon, among other things, the size and manner of the offering.

In September 2006, we completed the sale of an aggregate of 5,850,000 shares of common stock at a price of $0.10 per share, for gross proceeds of $585,000, pursuant to a Private Placement Memorandum. For every 1.8 shares of stock purchased, investors received warrants to purchase one share of common stock at an exercise price of $0.15 per share (subject to certain adjustments). There were a total of 22 investors in the offering, all of whom were accredited investors. We conducted the offering in reliance upon the exemption from registration provided by Section 4(2) and/or Rule 506 of Regulation D under the Securities Act. Garden State Securities received a warrant to purchase 178,750 shares of common stock at a price of $0.15 per share for acting as our placement agent in connection with this private placement.

From April 2007 through May 2007, we sold 5% Senior Convertible Notes to investors pursuant to a Private Placement Memorandum in the aggregate principal amount of $2,526,500, which equaled the gross proceeds raised (the “Convertible Notes”). The Convertible Notes are convertible to shares of common stock anytime during their three-year term at a fixed conversion price of $0.15 per share. Investors received warrants to purchase an aggregate of 6,737,648 shares of common stock at an exercise price of $0.25 per share (subject to certain adjustments). There were a total of 68 investors in the offering, all of whom were accredited investors. We conducted the offering in reliance upon the exemption from registration provided by Section 4(2) and/or Rule 506 of Regulation D under the Securities Act. Garden State Securities received a warrant to purchase 2,947,583 shares of common stock at a price of $0.25 per share for acting as our placement agent in connection with this private placement.

Item 27. Exhibits

3(i)	Certificate of Incorporation, as amended *

3(ii)	By-laws, as amended *

4.1	Form of common stock certificate *

4.2	Form of 5% Senior Convertible Note *

4.3	Form of Common Stock Purchase Warrant expiring September 28, 2011 *

4.4	Form of Placement Agent's Warrant expiring September 28, 2011 *

4.5	Form of Class B Common Stock Purchase Warrant expiring May 17, 2012 *

4.6	Form of Placement Agent's Warrant expiring May 17, 2012 *

5.1	Legal opinion of Seyfarth Shaw LLP *

† 10.1	Management Employment Agreement with Stanley B. Baron, dated January 1, 2006 *

† 10.2	Management Employment Agreement with Craig B. Gimbel, dated January 1, 2006 *

10.3	Limited Exclusive Patent License Agreement with the Regents of the University of California (as manager and operator of Lawrence Livermore National Laboratory), dated September 14, 2001 *

10.4
Amendment No. 3, dated December 18, 2006, to Limited Exclusive Patent License Agreement with the Regents of the University of California (as manager and operator of Lawrence Livermore National Laboratory) *

10.5	Non-Exclusive License for Imaging Patents with LightLab Imaging, LLC, dated August 8, 2001 *

10.6	First Amendment, dated December 19, 2006, to Non-Exclusive License for Imaging Patents with LightLab Imaging, LLC *

10.7	Standard Non-Exclusive License Agreement with the University of Florida Research Foundation, Inc., dated May 31, 2007 *

21.1	Subsidiaries of the registrant *

23.1	Consent of Michael Pollack, CPA, LLC *

23.3	Consent of Seyfarth Shaw LLP (included with Exhibit 5.1)

24.1	Power of attorney (included on the signature page)

* Filed with this registration statement

† Compensation plan or agreement

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denville, New Jersey, on September 26, 2007.

Lantis Laser Inc.

By:	/s/ Stanley B. Baron
Stanley B. Baron
Chairman, President, Chief Executive
Officer, Principal Executive and
Financial Officer and Director

POWER OF ATTORNEY

Know all persons by these presents that that each individual whose signature appears below constitutes and appoints Stanley B. Baron as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is be effective upon filing under Rule 462 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE
	Chairman, President, Chief	September 26, 2007
Executive Officer, Principal
/s/ Stanley B. Baron	Executive and Financial Officer and
Stanley B. Baron	Director

Executive Vice-President Clinical
/s/ Craig B. Gimbel	Affairs, Director
Craig B. Gimbel, DDS		September 26, 2007